EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

by and among

DOCUMENT TECHNOLOGIES, LLC,

DTI OF LONDON LIMITED,

HUDSON GLOBAL, INC.,

HUDSON GLOBAL RESOURCES MANAGEMENT, INC.

and

HUDSON GLOBAL RESOURCES LIMITED

Dated as of November 7, 2014

TABLE OF CONTENTS

Article 1 PURCHASE AND SALE	2
1.1 Purchase and Sale of the U.S. Acquired Assets.	2
1.2 Purchase and Sale of the U.K. Acquired Assets.	2
1.3 Excluded Assets; Excluded Liabilities.	2
1.4 Consents of Third Parties.	3
Article 2 PAYMENT OF PURCHASE PRICE; CLOSING	3
2.1 Purchase Price.	3
2.2 Payment of Purchase Price at Closing.	4
2.3 Closing of Transactions.	4
2.4 Post-Closing Purchase Price Adjustment.	4
2.5 Allocation of Purchase Price.	6
Article 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS	6
3.1 Organization; Validity; No Conflict.	6
3.2 Ownership of Acquired Assets.	8
3.3 Financial Statements.	8
3.4 Tax Matters.	9
3.5 Litigation; Compliance with Laws.	10
3.6 Intellectual Property.	11
3.7 Employee Benefits.	11
3.8 Employees; Labor Relations.	13
3.9 Contracts.	15
3.10 Insurance.	15
3.11 Condition and Sufficiency of Assets.	16
3.12 Absence of Change or Event.	16
3.13 U.S. Real Property.	17
3.14 U.K. Real Property	18
3.15 Customers.	19
3.16 Brokers.	19
3.17 No Other Representations.	19
Article 4 REPRESENTATIONS AND WARRANTIES OF PURCHASERS	20
4.1 Organization; Validity; No Conflict.	20
4.2 Brokers.	20
4.3 VAT.	20
Article 5 CLOSING DELIVERIES	21
5.1 Deliveries to Purchasers.	21
5.2 Deliveries to Parent and Sellers.	21
Article 6 COVENANTS	22
6.1 Post-Closing Support.	22

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6.2 Tax Matters.	23
6.3 U.S. Employees.	25
6.4 U.K. Employees.	27
6.5 Restrictive Covenants.	30
6.6 Limited License.	31
6.7 Real Estate Lease Matters.	32
6.8 Contract Matters.	32
Article 7 SURVIVAL; INDEMNIFICATION	32
7.1 Survival of Representations and Warranties.	32
7.2 Indemnification of Purchasers.	33
7.3 Indemnification of Parent and Sellers.	34
7.4 Procedure for Indemnification—Third Party Claims.	34
7.5 Indemnification Procedure—Other Claims.	35
7.6 Right of Set-Off.	35
7.7 Effect of Payment.	35
7.8 Insurance Effect.	36
7.9 Exclusive Remedy.	36
Article 8 MISCELLANEOUS	36
8.1 Expenses.	36
8.2 Further Assurances.	36
8.3 Notices.	37
8.4 Publicity.	38
8.5 Interpretation.	38
8.6 Binding Effect; No Assignment.	39
8.7 Choice of Law.	39
8.8 No Third Party Beneficiaries.	41

Table of Exhibits

Exhibit A	Purchase Price Allocation
Exhibit B	Required Approvals
Exhibit C-1	Assumed Liabilities—U.S.
Exhibit C-2	Assumed Liabilities—U.K.
Exhibit D-1	Excluded Assets—U.S.
Exhibit D-2	Excluded Assets—U.K.
Exhibit E	London Sublease
Exhibit F	New York Sublease
Exhibit G	Document Technologies, LLC Former Hudson Employee Incentive Plan
Exhibit H	Transition Services Agreement
Exhibit I	Knowledge of Sellers
Exhibit J	Example of Net Working Capital

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of November 7, 2014, and is made by and among DOCUMENT TECHNOLOGIES, LLC, a limited liability company organized under the laws of the State of Georgia (“DTI U.S.”), DTI OF LONDON LIMITED, a private limited company incorporated in England and Wales with company registration number 9214455 whose registered office is at C/O Bryan Cave, 88 Wood Street, London EC2V 7AJ (“DTI U.K.”) (each of DTI U.S. and DTI U.K. is referred to herein individually as a “Purchaser”, and collectively as the “Purchasers”), HUDSON GLOBAL, INC., a corporation organized under the laws of the State of Delaware (the “Parent”), HUDSON GLOBAL RESOURCES MANAGEMENT, INC., a corporation organized under the laws of the State of Pennsylvania (“Hudson U.S.”), and HUDSON GLOBAL RESOURCES LIMITED, a private limited company incorporated in England and Wales with company registration number 03206355 whose registered office is Chancery House, 53-64 Chancery Lane, London WC2A 1QS (“Hudson U.K.”) (each of Hudson U.S. and Hudson U.K. are referred to herein individually as a “Seller”, and collectively as the “Sellers”). DTI U.S., DTI U.K., Parent, Hudson U.S. and Hudson U.K. are individually referred to herein as a “Party”, and collectively referred to herein as the “Parties”.

RECITALS

A. Sellers are in the business of providing for its customers (i) electronic discovery services and related technology, (ii) managed and non-managed (i.e. “staffed”) legal corporate and litigation document review services, (iii) electronic discovery consulting services for document review projects, and (iv) in the United States only, contract and direct hire legal staffing services pursuant to which attorneys, paralegals, and other legal support personnel are provided on a temporary contract and/or permanent basis to law firms and corporate law departments, but excluding in the case of this clause (iv) permanent placement or direct hire of such legal service personnel for clients of Sellers’ Recruitment Placement Outsourcing business (“RPO”) where such placements or direct hires are incidental to the overall services provided to the RPO customers (the “Business”).

B. DTI U.S. wishes to purchase, and Hudson U.S. wishes to sell, the U.S. Acquired Assets, and Hudson U.S. wishes to assign, and DTI U.S. wishes to assume, the U.S. Assumed Liabilities, effective as of 11:59 PM Eastern Time on November 9, 2014 (the “Effective Time”), upon the terms and conditions set forth below.

C. DTI U.K. wishes to purchase, and Hudson U.K. wishes to sell, the U.K. Acquired Assets, and Hudson U.K. wishes to assign, and DTI U.K. wishes to assume, the U.K. Assumed Liabilities, effective as of the Effective Time, upon the terms and conditions set forth below.

D. Parent owns directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of each of the Sellers, and as such, stands to benefit from the consummation of the Contemplated Transactions.

E. Capitalized terms used herein that are not otherwise defined shall have the respective meanings set forth in Schedule 1.

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NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties, intending to be legally bound hereby, agree as follows:

Article 1
PURCHASE AND SALE

1.1 Purchase and Sale of the U.S. Acquired Assets.

(a) At the Closing, subject to the terms and conditions hereof, Hudson U.S. and, in the case of the Washington D.C. Lease (as defined in Exhibit B), Parent, will sell, transfer, assign and deliver to DTI U.S., and DTI U.S. will purchase, acquire and accept from Hudson U.S. and Parent, all of the right, title and interest in and to the U.S. Acquired Assets, in each case free and clear of any Liens, other than those Liens granted pursuant to the U.S. Assumed Liabilities.

(b) On the terms and subject to the conditions set forth in this Agreement, DTI U.S. agrees that, at the Closing, DTI U.S. shall assume and hereafter pay, perform or discharge when due or required to be performed, as the case may be, the U.S. Assumed Liabilities.

1.2 Purchase and Sale of the U.K. Acquired Assets.

(a) At the Closing, subject to the terms and conditions hereof, Hudson U.K. will sell, transfer, assign, novate and deliver to DTI U.K., and DTI U.K. will purchase, acquire and accept from Hudson U.K., all of the right, title and interest in and to the U.K. Acquired Assets, in each case with full title guarantee and free and clear of any Liens, other than those Liens granted pursuant to the U.K. Assumed Liabilities.

(b) On the terms and subject to the conditions set forth in this Agreement, DTI U.K. agrees that, at the Closing, DTI U.K. shall assume and hereafter pay, perform or discharge when due or required to be performed, as the case may be, the U.K. Assumed Liabilities.

1.3 Excluded Assets; Excluded Liabilities.

(a) Any provision of this Agreement to the contrary notwithstanding, neither DTI U.S. nor DTI U.K. shall acquire, and there shall be excluded from the U.S. Acquired Assets and the U.K. Acquired Assets, any interest in the Excluded Assets.

(b) Purchasers are expressly not assuming, and Sellers shall remain solely liable for, the Excluded Liabilities. Sellers shall retain and shall pay and discharge when due, or contest in good faith, all Excluded Liabilities.

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1.4 Consents of Third Parties.

Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Sellers or, upon transfer, Purchasers under such asset. In such case, to the extent possible, (a) the beneficial interest in or to such assets (collectively, the “Beneficial Rights”) shall in any event pass as of the Closing Date to Purchasers under this Agreement; and (b) pending such consent, and so long as Sellers transfer and turn over all Beneficial Rights with respect to each such asset, Purchasers shall assume or discharge the Liabilities of Sellers under such Beneficial Rights (to the extent such obligations are U.S. Assumed Liabilities or U.K. Assumed Liabilities, respectively) as agent for Sellers, and Sellers shall act as Purchasers’ agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Purchasers and Sellers shall use their commercially reasonable efforts (provided that no party shall be required to expend any money (other than reasonable attorney’s fees), incur any liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party), to obtain and secure any and all consents that may be necessary to effect the legal and valid sale, transfer or assignment of the assets underlying the Beneficial Rights, including their formal assignment or novation, if advisable. Purchasers and Sellers will make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide for Purchasers the Beneficial Rights including enforcement at the cost and for the account of Purchasers of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any Liability arising under such assets, to the extent such Liability constitutes U.S. Assumed Liabilities or U.K. Assumed Liabilities, respectively.

Article 2
PAYMENT OF PURCHASE PRICE; CLOSING

2.1 Purchase Price.

(a) The aggregate purchase price for the U.S. Acquired Assets and the U.K. Acquired Assets will consist of (i) a payment of the sum of (x) Twenty Three Million Dollars ($23,000,000.00) plus (y) in consideration for the agreement between the Parties set forth in Section 6.3(d) herein, Fourteen Thousand Two Hundred Eighty-Seven Dollars ($14,287.00) (such aggregate amount, plus the Estimated Working Capital Excess, or less the Estimated Working Capital Deficiency, the “Cash Payment”), plus (ii) the assumption by DTI U.S. of the U.S. Assumed Liabilities pursuant to Section 1.1(b) above, plus (iii) the assumption by DTI U.K. of the U.K. Assumed Liabilities pursuant to Section 1.2(b) above (the aggregate of the amounts in subsections (i), (ii) and (iii) above, as adjusted pursuant to Section 2.4 below, shall constitute the “Purchase Price”).

(b) At least two (2) but no more than five (5) Business Days prior to the Closing Date, Parent shall prepare and deliver or cause to be prepared and delivered to Purchasers (i) a statement setting forth an estimate of the Net Working Capital as of the Effective Time (the “Estimated Closing Date Working Capital”), which shall quantify in reasonable detail the items constituting such Net Working Capital, and shall be calculated and prepared in accordance with the terms of Section 2.4(b), and (ii) a statement of the amount by which (x) the Estimated Closing Date Working Capital exceeds the Working Capital Target (such amount, the “Estimated Working Capital Excess”) or (y) the Working Capital Target exceeds the Estimated Closing Date Working Capital (such amount, the “Estimated Working Capital Deficiency”).

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2.2 Payment of Purchase Price at Closing.

At Closing, in reliance upon the representations, warranties, and covenants of Parent and Sellers contained herein and on the terms and conditions herein set forth, the Purchase Price payable at Closing shall be paid as follows:

(a) that amount of the Cash Payment necessary to be paid to applicable lenders and other creditors of Sellers to obtain clear title to the U.S. Acquired Assets and the U.K. Acquired Assets (other than with respect to those Liens granted pursuant to the U.S. Assumed Liabilities and the U.K. Assumed Liabilities) (the “Lender Amount”), shall be paid by Purchasers to such lenders and other creditors at Closing in accordance with the payoff letters or other documentation provided by such creditors; and

(b) ninety two percent (92%) of the Cash Payment less the Lender Amount shall be paid by DTI U.S. to Hudson U.S., and eight percent (8%) of the Cash Payment shall be paid by DTI U.K. to Hudson U.K., in each case by wire transfer of immediately available funds in the manner set forth on the Funds Flow and Settlement Statement.

2.3 Closing of Transactions.

The consummation of the purchase and sale of the U.S. Acquired Assets and the U.K. Acquired Assets and the assumption of the U.S. Assumed Liabilities and the U.K. Assumed Liabilities (the “Closing”) shall be effected by facsimile or other electronic exchange of documentation, and held on the date hereof (the “Closing Date”), at the offices of Bryan Cave LLP, legal counsel to Purchasers, at One Atlantic Center, Fourteenth Floor, 1201 West Peachtree Street, NW, Atlanta, Georgia 30309-3488. The Parties acknowledge and agree that the consummation of the purchase and sale of the U.S. Acquired Assets and the U.K. Acquired Assets and the assumption of the U.S. Assumed Liabilities and the U.K. Assumed Liabilities shall be effective as of the Effective Time.

2.4 Post-Closing Purchase Price Adjustment.

(a) The Purchase Price shall be increased or decreased, on a dollar-for-dollar basis, in accordance with this Section 2.4. Any such increase or decrease shall be referred to as a “Price Adjustment”.

(b) No later than ninety (90) days after the Closing Date, DTI U.S. shall deliver to Parent the following:

(i) a statement setting forth the Net Working Capital as of the Effective Time (the “Closing Net Working Capital Statement”), which shall quantify in reasonable detail the items constituting such Net Working Capital; and

(ii) a separate statement showing any calculations with respect to any necessary Price Adjustment (the “Final Adjustment Schedule”).

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The Closing Net Working Capital Statement (i) shall be calculated and prepared in accordance with GAAP, and (ii) shall reflect only the current assets included in the U.S. Acquired Assets and the U.K. Acquired Assets and the current liabilities included in the U.S. Assumed Liabilities and the U.K. Assumed Liabilities. Exhibit J hereto sets forth an example of the calculation of the Net Working Capital. All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.

(c) Parent shall, within thirty (30) days following its receipt of the Closing Net Working Capital Statement and the Final Adjustment Schedule, accept or reject the Price Adjustment submitted by DTI U.S. In connection with Parent’s review, Purchasers shall provide to Parent such information and detail as Parent shall reasonably request, including full access to all information used by Purchasers in preparing the Closing Net Working Capital Statement, including the work papers of Purchasers’ accountants. If Parent disagrees with such calculation, it shall give written notice to DTI U.S. of such disagreement and any reason therefor (the “Notice of Disagreement with Price Adjustment”) within such thirty (30) day period. Should Parent fail to provide DTI U.S. with a Notice of Disagreement with Price Adjustment within such thirty (30) day period, Parent and Sellers shall be deemed to agree with DTI U.S.’ calculation. During the thirty (30) days immediately following the delivery of a Notice of Disagreement with Price Adjustment (or such longer period agreed by the Parties), DTI U.S. and Parent shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement with Price Adjustment. If such differences have not been resolved by the end of such thirty (30)-day period (or such longer period agreed by the Parties), Purchasers, Parent and Sellers shall submit to Ernst & Young LLP, or such other firm mutually agreeable to the Parties (the “Accounting Firm”) for review and resolution of any and all matters which remain in dispute and which were included in any Notice of Disagreement with Price Adjustment. The Accounting Firm shall act as an accounting expert and not as an arbitrator and shall issue its report as to the contents of the Closing Net Working Capital Statement and the determination of the Price Adjustment reflected in the Final Adjustment Schedule on the basis of the standards set forth in Section 2.4(b) and this Section 2.4(c), and only with respect to the remaining accounting-related differences so submitted by Purchasers and Parent (and not by independent review), within sixty (60) days after such dispute is referred to the Accounting Firm. In making such determination, the Accounting Firm shall consider only those items or amounts in the Closing Net Working Capital Statement and Purchasers’ calculation of the Net Working Capital as to which Parent has disagreed in the Notice of Disagreement with Price Adjustment and may not assign a value greater than the greatest positive or negative adjustment requested by a Party and in no event shall the Net Working Capital be more than Purchaser’s calculation of the Net Working Capital delivered pursuant to Section 2.4(b) or less than Parent’s calculation of Net Working Capital delivered pursuant to the Notice of Disagreement with Price Adjustment. Parent and Sellers on the one hand, and Purchasers on the other hand, shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Accounting Firm hereunder shall be shared equally by Parent and Sellers, on the one hand, and Purchasers, on the other hand. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the Accounting Firm in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

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(d) If, based on the Final Adjustment Schedule as finally determined in accordance with Section 2.4(c) above, (i) the Net Working Capital as of the Effective Time is less than the Estimated Closing Date Working Capital, Parent and Sellers, jointly and severally, shall pay to DTI U.S. such deficit by wire transfer of immediately available funds, in each case, no later than five (5) Business Days following the date of such final determination, or (ii) the Net Working Capital as of the Effective Time is greater than the Estimated Closing Date Working Capital, Purchasers, jointly and severally, shall pay to Sellers such excess by wire transfer of immediately available funds no later than five (5) Business Days following the date of such final determination.

2.5 Allocation of Purchase Price.

The Purchase Price will be allocated for all purposes (including Tax and financial accounting purposes) as set forth (or in accordance with the methodology set forth) on Exhibit A hereto (the “Purchase Price Allocation”). Except as required by Law, each of the Parties hereto will not take a position on any Tax Return, before any Governmental or Regulatory Body charged with the collection of any Tax, or in any Action or Proceeding, that is in any way inconsistent with the Purchase Price Allocation and will cooperate with each other in timely filing consistent with such allocation with the Internal Revenue Service and/or Her Majesty's Revenue & Customs (as applicable). Purchasers shall prepare and provide to Sellers a draft Form 8594 (and any equivalent state, foreign or other Tax forms) consistent with the Purchase Price Allocation, upon which Sellers and Purchasers shall mutually agree and shall each execute and file. In the event of a dispute among the Parties relating to the Purchase Price Allocation that is not resolved in thirty (30) days after any Party provides written notice of such dispute to the other, the determination of the Purchase Price Allocation shall be resolved in the manner set forth on Section 2.4(c).

Article 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS

Parent and Sellers, jointly and severally, represent and warrant to Purchasers that the following statements are true, complete and correct as of the Closing Date, except as otherwise set forth on the disclosure schedules (the “Schedules”) attached to this Agreement, and hereby acknowledge that the Purchasers are entering into this Agreement in reliance of such representations and warranties, as follows:

3.1 Organization; Validity; No Conflict.

(a) Each Seller is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation. Sellers are duly qualified to do business in each jurisdiction in which the nature of the Business makes such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect. No portion of the Business is owned by any Person other than Sellers. Sellers possess all requisite corporate power and authority to (i) own, lease and operate the properties and assets of the Business as they are now owned, leased and operated, and (ii) carry on the Business as presently conducted. As of the Closing Date, the Business is conducted only in the Territory, and in no other geographic area other than the Territory.

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(b) Parent and Sellers have the full legal right, capacity, and power required and have taken all corporate action necessary to enter into, execute and deliver this Agreement, the Ancillary Documents, and the Delivered Items, to which it is a party, and to perform fully its obligations hereunder and thereunder. This Agreement, the Ancillary Documents and the Delivered Items required to be entered into pursuant hereto by Parent and Sellers have been duly executed and delivered by Parent and Sellers and constitute the valid and binding obligations of Parent and Sellers enforceable against Parent and Sellers in accordance with their terms.

(c) Neither the execution and delivery of this Agreement, the Ancillary Documents, and the Delivered Items by Parent and Sellers nor the performance by Parent and Sellers of the transactions contemplated by this Agreement will: (i) violate or conflict with any of the provisions of the Charter Documents of Parent or Sellers; (ii) except as set forth on Schedule 3.1(c), violate, conflict with, result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon any of the U.S. Acquired Assets or the U.K. Acquired Assets, or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, any mortgage, indenture, deed of trust, lease, loan or credit agreement, material Commitment, material License or other material instrument to which either Seller is a party or by which either Seller or any of its respective material properties or assets may be bound or affected; (iii) violate or conflict with any provision of any Law or Order applicable to Parent or Sellers, the U.S. Acquired Assets or the U.K. Acquired Assets; or (iv) except as set forth on Schedule 3.1(c), require any consent or approval of or filing or notice with any Person (including lending institutions) or any Governmental or Regulatory Body, except in the case of clause (ii), for such violations, conflicts, accelerations, cancellations or defaults with respect to a contract or agreement that is not a Material Contract that would not, individually or in the aggregate, have a Material Adverse Effect and except in the case of clause (iv), for such consents, approvals, filings or notices with respect to a contract or agreement that is not a Material Contract the failure to obtain, make or give would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Parent and Sellers have taken all action so that the entering into of this Agreement and the consummation of the Contemplated Transactions do not and will not result in the grant of any rights to any Person under the Charter Documents of Parent or Sellers.

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3.2 Ownership of Acquired Assets.

(a) Hudson U.S. has, and at the Closing Hudson U.S. will transfer to DTI U.S., (i) a valid and binding leasehold interest in the tangible and intangible property it leases that are included in the U.S. Acquired Assets, and (ii) good and marketable title to the tangible and intangible property it owns that are included in the U.S. Acquired Assets, in each case free and clear of any Lien other than those Liens granted pursuant to the U.S. Assumed Liabilities.

(b) Hudson U.K. has, and at the Closing Hudson U.K. will transfer to DTI U.K., (i) with full title guarantee, a valid and binding leasehold interest in the tangible and intangible property it leases that are included in the U.K. Acquired Assets, and (ii) with full title guarantee the tangible and intangible property it owns that are included in the U.K. Acquired Assets, in each case legally and beneficially owned by Hudson U.K. and free and clear of any Lien other than those Liens granted pursuant to the U.K. Assumed Liabilities.

(c) Parent has, and at the Closing Parent will transfer to DTI U.S., good and marketable title to the Washington D.C. Lease, and a valid and binding leasehold interest in and to the property it leases pursuant to the Washington D.C. Lease, in each case free and clear of any Lien other than those Liens granted pursuant to the U.S. Assumed Liabilities.

(d) Except for services and assets to be provided through the Transition Services Agreement and except as set forth on Schedule 3.2(d), the U.S. Acquired Assets and the U.K. Acquired Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing.

3.3 Financial Statements.

(a) The books and records of Sellers with respect to the Business supplied to Purchasers are true, correct, complete and current in all material respects and have been maintained in accordance with applicable Law, and GAAP, applied consistently with the past practices of Sellers.

(b) Schedule 3.3(b) sets forth the unaudited balance sheets of Sellers with respect to the Business as of December 31, 2013 and September 30, 2014 and statements of profit and loss of Sellers with respect to the Business for the years ended December 31, 2012 and 2013 and the period ended September 30, 2014 (collectively referred to herein as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes and except for pro forma adjustments disclosed in Schedule 3.3(b)), applied consistently with the past practices of Sellers, and fairly present in all material respects the financial position and the results of operations of Sellers with respect to the Business for the periods covered thereby.

(c) Except as set forth on Schedule 3.3(c), Sellers do not have any Liabilities with respect to the Business, other than Liabilities incurred in the Ordinary Course of Business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), none of which individually or in the aggregate would have a Material Adverse Effect. Since January 1, 2014, (i) there has been no material adverse change in the assets, properties, business, operations, income or condition (financial or otherwise) of Sellers with respect to the Business, nor has there been any damage, destruction or loss with respect to the Business which would have a Material Adverse Effect, whether or not covered by insurance, and (ii) Sellers have conducted the Business in the Ordinary Course of Business.

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(d) The Accounts Receivable of Sellers with respect to the Business appearing on the Financial Statements and all Accounts Receivable created since that date through the Closing Date, represent and will represent valid obligations owing to Sellers arising from sales actually made or services actually performed in the Ordinary Course of Business.

(e) Schedule 3.3(e) sets forth a complete and accurate list and description of all instruments or other agreements relating to any direct or indirect Indebtedness of Sellers with respect to the Business, as well as Indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Sellers with respect to the Business. Sellers have made available to Purchasers a true, correct, and complete copy of each of the items required to be listed on Schedule 3.3(e).

3.4 Tax Matters.

(a) All Tax Returns that were required to be filed (taking into account any extensions of time within which to file) by the Sellers with respect to the U.K. Acquired Assets, U.S. Acquired Assets and the Business have been duly filed, and all such Tax Returns were true, correct, and complete in all material respects. All Taxes due and payable by Sellers with respect to the U.K. Acquired Assets, U.S. Acquired Assets and the Business have been paid in full during the last six years. All Taxes that Sellers were obligated to withhold during the last six years (including under the operation of the UK Pay As You Earn system in accordance with all relevant rules and regulations) from amounts paid or owing to any employee, creditor, partner, or third party with respect to the Business have been paid over to the proper Governmental or Regulatory Body, to the extent due and payable. Except as set forth on Schedule 3.4(a), no currently effective extensions or waivers of statutes of limitation have been given by or requested with respect to the filing of any Tax Returns by or with respect to Sellers relating to the Business. No deficiencies or adjustments for any Taxes have been proposed or assessed in writing with respect to Sellers relating to the Business, and, to the Knowledge of Sellers, there is no factual or legal basis for the assessment of any deficiency or adjustment in Taxes with respect to Sellers relating to the Business. There is no audit, examination or other proceeding with respect to any Tax Return of Sellers relating to the Business in progress, and no Governmental or Regulatory Body (including a Governmental or Regulatory Body with which Sellers have not filed a Tax Return) has notified Sellers that it intends to commence any audit, examination or other proceeding with respect to any Tax Return of Sellers relating to the Business. Except as set forth on Schedule 3.4(a), there are no matters under discussion with any Governmental or Regulatory Body with respect to Taxes relating to the Business that could result in an additional amount of Taxes, and, to the Knowledge of Sellers, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes with respect to the Business. No Liens for Taxes exist with respect to any of the U.S. Acquired Assets or the U.K. Acquired Assets, except for statutory Liens for Taxes not yet due and payable.

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(b) With respect to the Business no Claim has ever been made by an authority in a jurisdiction where Sellers do not file Tax Returns that Sellers are or may be subject to taxation by that jurisdiction, nor, to the Knowledge of Sellers, is there any factual or legal basis for any such Claim.

(c) Hudson U.S. is not a “foreign person” within the meaning of IRC Section 1445(f)(3). None of the assets of Hudson U.K. are an interest in U.S. real property (as defined in under IRC Section 897).

(d) None of the U.S. Acquired Assets is Tax-exempt use property within the meaning of IRC Section 168(h) or has been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is Tax exempt under IRC Section 103(a).

(e) None of the U.S. Assumed Liabilities will be an “excess parachute payment” under IRC Section 280G.

(f) The Tax chargeable on or payable by the Sellers in respect of any Business during any accounting period ending on or within six years before the Closing has not depended upon any concession, agreement or other arrangement (formal or informal but other than such as have been published or apply generally) with any Taxing Authority.

(g) All documents that establish or are necessary to establish the title of the Sellers (or any of its Affiliates) to the U.K. Acquired Assets have been duly stamped and any applicable stamp duties in respect of such documents have been duly accounted for and paid, and no such documents that are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

(h) Hudson U.K. is registered and taxable for the purposes of VAT and has during the last six years complied with and observed in all material respects all applicable Law and provisions, conditions and notices relating to VAT arising in respect of the U.K. Business. The VAT Records have been kept as required by applicable Law.

3.5 Litigation; Compliance with Laws.

Except as set forth on Schedule 3.5, there are no outstanding Orders by which Sellers are bound with respect to the Business, or any Action or Proceeding pending or, to the Knowledge of Sellers, threatened, which relate to or affect Sellers with respect to the Business, the U.S. Acquired Assets or the U.K. Acquired Assets, nor, to the Knowledge of Sellers, are there any facts or circumstances which are likely to give rise to any such Action or Proceeding. Sellers have conducted the Business in all material respects in compliance with all Laws and Orders and have not received any Claim that they are not in compliance in any material respect with, or that they are in material violation of, any Law or Order applicable to Sellers with respect to the Business, the U.S. Acquired Assets or the U.K. Acquired Assets.

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3.6 Intellectual Property.

(a) Schedule 3.6(a) sets forth a list of all material Commitments relating to the Intellectual Property Rights of Sellers with respect to the Business. There are no outstanding and, to the Knowledge of Sellers, no threatened, disputes or disagreements with respect to any such Commitment. The Intellectual Property Rights owned or licensed by Sellers are all those necessary for the operation of the Business as currently conducted. Except as set forth on Schedule 3.6(a), Sellers with respect to the Business do not have or use any Patents, Marks, or Copyrights. Except for the Licensed Software, Sellers do not use any patents, trademarks, service marks, trade secrets or copyrights of any Person (other than Sellers) with respect to the Business

(b) Sellers have used reasonable commercial efforts to protect the secrecy, confidentiality, and value of their Trade Secrets. Sellers have good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature (unless disclosed in a patent), and have not been used, divulged, or appropriated either for the benefit of any Person (other than Sellers) or to the detriment of Sellers with respect to the Business. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any material way. Sellers have not given any Person the right to use or disclose any Trade Secret at any time in the future.

(c) Sellers do not own any computer programs (source code or object code) used or held for use primarily in the Business.

(d) The current use by Sellers of any Intellectual Property Rights in the Business does not (A) infringe on any patent, trademark, service mark, copyright or other right of any other Person or (B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other Person or a violation of any relevant agreement governing the license of the Licensed Software to Sellers. During the last two (2) years, Sellers have not received any written complaint, assertion, threat or allegation or other written notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence. Except as set forth on Schedule 3.6(d), there are no restrictions on the ability of Sellers to sell, license, lease or transfer any Intellectual Property Rights to Purchasers. Except as set forth on Schedule 3.6(d), to the Knowledge of Sellers, there has been no infringement by any third party of any Intellectual Property Rights or, to the Knowledge of the Sellers, threatened, with respect to the Business.

3.7 Employee Benefits.

(a) Except as set forth on Schedule 3.7(a), Sellers and their ERISA Affiliates have not established, do not currently maintain, do not sponsor, do not contribute to, and do not have any liability with respect to any Employee Benefit Plan, and Sellers and their ERISA Affiliates have no Liabilities, whether contingent or otherwise, with respect to any matter relating to compensation or benefits, in each case for which Purchasers could have any liability. Each Employee Benefit Plan has been maintained by the Sellers and their ERISA Affiliates in material compliance with all applicable Laws, including without limitation ERISA and the Code and the regulations promulgated thereunder.

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(b) Sellers and their ERISA Affiliates have complied with the continuation coverage requirements of COBRA in all material respects.

(c) No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 4001 of ERISA) or a plan subject to Title IV of ERISA, and Sellers and their ERISA Affiliates have never (i) contributed nor been obligated to contribute to any such multiemployer plan or (ii) had any liability under any plan subject to Title IV or ERISA. Sellers and their ERISA Affiliates have never been a member of a controlled group of corporations in which any other member either (i) contributed to a multiemployer plan or (ii) had any liability under any plan subject to Title IV of ERISA.

(d) Except as set forth on Schedule 3.7(d), other than by reason of actions taken by Purchasers following the Closing, the consummation of the transaction contemplated by this Agreement will not (i) entitle any Employee to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(e) Schedule 3.7(e) sets forth a list of all pension, profit sharing, severance, redundancy, health, death, disability, deferred compensation, stock purchase, stock option, change in control, retention, bonuses, incentive plan, program, policy or agreement to which Hudson U.K. contributes, has any obligation to contribute, or with respect to which Hudson U.K. has any Liability in relation to the U.K. Employees (the “U.K. Plans”), each of which has been made available to DTI U.K.

(f) Each of the U.K. Plans has been established, funded and administered in accordance with its terms and applicable Laws in all material respects. Hudson U.K. has not proposed, and is not proposing to introduce, any other benefit plan, program, policy or agreement under which the U.K. Employees (or their dependents or spouses) are, or would be, entitled to participate.

(g) No U.K. Employee is entitled to participate in any pension or related scheme or plan which provides for any form of defined benefit to the said U.K. Employee or to any dependent or beneficiary able to claim through the said U.K. Employee (whether employed or retired).

(h) The Contemplated Transactions shall not entitled any U.K. Employee to any severance, retention, change in control or any other payment or benefit, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such U.K. Employee.

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(i) All contributions (including all employer and employee contributions) that are due have been made within the time periods prescribed by each such U.K. Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such U.K. Plan or accrued in accordance with the past custom and practice of Hudson U.K. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such U.K. Plan.

3.8 Employees; Labor Relations.

(a) Hudson U.K. has provided DTI U.K. with the employee liability information required under regulation 11 of TUPE in relation to each of the U.K. Employees and shall notify DTI U.K. of any changes in that information before the Closing Date. Schedule 3.8(a)(i) contains an accurate and complete list of all contracts of employment and service agreements to which Sellers with respect to the Business are a party, including any confidentiality, noncompetition and proprietary rights agreements with any Employee with respect to the Business. Hudson U.K. has made available to DTI U.K. copies of all contracts of employment and service agreements and all handbooks and policies which apply to the U.K. Employees (whether binding or not). Except for independent contractors engaged by Hudson U.K. listed on Schedule 3.8(a)(ii), no Person is employed or engaged in the Business (whether temporarily or permanently and whether under an employment contract or contract of service) other than the Employees, and the Employees with respect to the Business are all employed by the Sellers and work wholly or mainly in the Business.

(b) To the Knowledge of Sellers, no Employee with respect to the Business is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee and any other Person that in any way adversely affects or will affect (i) the performance of such Employee’s duties as an employee of the Business, or (ii) the ability to conduct the Business.

(c) To the Knowledge of Sellers, no Employee with respect to the Business intends to terminate such Employee’s employment. No Employee with respect to the Business has received notice from the Sellers that their employment is to be terminated (other than in connection with the transactions anticipated by this Agreement).

(d) Except as set forth on Schedule 3.8(d), no Employee with respect to the Business is on secondment, maternity or other statutory leave or otherwise absent from work.

(e) Sellers have not made any offer of employment or engagement to work in the Business that has not yet been accepted or that has been accepted but the employment or engagement has not yet started. Sellers have not offered, promised or agreed to any future variation in any contract of employment or service agreement of any one of the Employees with respect to the Business, and no negotiations for an increase in the compensation or benefits of any Employee with respect to the Business are currently ongoing.

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(f) Sellers with respect to the Business are not a party to any collective bargaining or other labor contract, including any obligation under any agreement regarding rates of pay or working conditions of any employees of Sellers. Sellers with respect to the Business have not recognized any trade union or any other organization of employees or their representatives in respect of any of the Employees. There has not been, there is not presently pending or existing and, to the Knowledge of Sellers, there is not threatened with respect to Sellers with respect to the Business (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any pending Claim, Action or Proceeding against or affecting Sellers relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Sellers, or (iii) any application for certification of a collective bargaining agent. To the Knowledge of Sellers, no event has occurred or circumstance exists that would provide the basis for any work stoppage or other labor dispute with respect to the Business. There is no lockout of any Employees with respect to the Business, and no such action is contemplated.

(g) Except as set forth on Schedule 3.8(g), Sellers with respect to the Business have complied with and performed all material obligations and duties required to be performed by it, whether arising under Law, contract or in equity relating to employment, including but not limited to, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, workers’ compensation, leaves of absence, occupational safety and health, termination of employment, redundancies and plant closing. Except as set forth on Schedule 3.8(g), Sellers are not liable for the payment of any compensation, damages, Taxes, fines, penalties, wages, overtime pay, family and/or medical leave, workers’ compensation or other amounts, however designated, for failure to comply with any of the foregoing Laws or Orders with respect to its past or present employees. Hudson U.K. has fully complied with its obligations under regulation 13 of TUPE to inform and consult with trade union or other employee representatives on any matter concerning or arising from this Agreement or affecting the U.K. Employees.

(h) Schedule 3.8(h) contains a list of existing or threatened employment-related Claims, Actions or Proceedings (whether arising under Law, contract or in equity) to which Sellers with respect to the Business are currently a party. No Employee is subject to current disciplinary warning or procedure.

(i) In the period of ten (10) years preceding the date of this Agreement, Sellers have not (nor has any predecessor or owner of any part of the Business) been a party to any relevant transfer for the purposes of TUPE affecting any of the U.K. Employees or any other persons engaged in the Business and no event has occurred which may involve such persons in the future being a party to such a transfer. No such persons have had their terms of employment varied for any reason as a result of or connected with such a transfer.

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3.9 Contracts.

(a) Schedule 3.9(a) sets forth each of the Material Contracts.

(b) Except as set forth in Schedule 3.9(b), each of the Material Contracts was entered into in a bona fide transaction in the Ordinary Course of Business and is in full force and effect. Sellers have heretofore delivered to Purchasers complete and correct copies of the Material Contracts. There is not under any Material Contract: (i) any existing material breach or default by Sellers or, to the Knowledge of Sellers, by any other party thereto; or (ii) any event which, after notice or lapse of time or both, would constitute a material breach or default by Sellers or, to the Knowledge of Sellers, by any other party, or result in a right to accelerate or terminate or result in a material loss of rights of Sellers.

3.10 Insurance.

(a) Schedule 3.10(a) sets forth with respect to the Business (i) the policies of insurance and bonds presently in force and, without restricting the generality of the foregoing, those covering Sellers’ public liability and their respective personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy, the name of the insurer, type of coverage, term of policy, limits of liability and annual premium, and with respect to each bond, the amount of such bond; (ii) Sellers’ premiums and losses in excess of One Hundred Thousand Dollars ($100,000.00), by year, by type of coverage, for the past two years based on information received from Sellers’ insurance carrier(s); (iii) all outstanding insurance claims in excess of One Hundred Thousand Dollars ($100,000.00) by Sellers for damage to or loss of property or income which have been referred to insurers or which Sellers believe to be covered by commercial insurance; (iv) general comprehensive Liability policies carried by Sellers for the past two years, including excess Liability policies; and (v) any agreements, arrangements or commitments by or relating to Sellers under which Sellers indemnifies any other Person or is required to carry insurance for the benefit of any other Person. Sellers have heretofore delivered to Purchasers complete and correct copies of the policies set forth in Schedule 3.10(a).

(b) The insurance policies and bonds set forth in Schedule 3.10(a) are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received with respect to any such policy or bond. Such policies and bonds are sufficient for compliance with all requirements of Law and all agreements to which Sellers are a party; provide adequate insurance coverage for the Business, the U.S. Acquired Assets, and the U.K. Acquired Assets; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 3.10(a) identifies all risks which have been designated as being self-insured. Sellers have not been refused any insurance with respect to the respective assets or operations of the Business during the last two years, nor has any such coverage been limited, by any insurance carrier to which Sellers have applied for any such insurance or with which Sellers have carried insurance during the last two years.

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3.11 Condition and Sufficiency of Assets.

(a) Schedule 3.11(a) sets forth (i) the tangible physical assets of Sellers with respect to the Business that do not constitute real property (including machinery, equipment, tools, dies, furniture, furnishings, leasehold improvements, vehicles, buildings and fixtures) and that have a value in excess of Twenty Thousand Dollars ($20,000.00) per item or per category of items and the location of such items; (ii) individual refundable deposits, prepaid expenses, deferred charges and “other assets” with respect to the Business in excess of Twenty Thousand Dollars ($20,000.00) individually, or Forty Thousand Dollars ($40,000.00) in the aggregate; and (iii) all loans or advances made by Sellers with respect to the Business to any Person in excess of Twenty Thousand Dollars ($20,000.00).

(b) The facilities and equipment of the Sellers with respect to the Business are in adequate operating condition and repair, and are adequate for the uses to which they are being put, and none of such facilities or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

3.12 Absence of Change or Event.

Except as set forth in Schedule 3.12, since January 1, 2014, Sellers have conducted the Business only in the Ordinary Course of Business and have not:

(a) incurred any Liability, absolute, accrued, contingent or otherwise, whether due or to become due, with respect to the Business in excess of Two Hundred and Fifty Thousand Dollars ($250,000.00) individually or in the aggregate with respect to related matters or items, except Liabilities incurred in the Ordinary Course of Business and consistent with prior practice;

(b) mortgaged, pledged or subjected to any Lien or restriction any of the property, businesses or assets, tangible or intangible, of the Business;

(c) sold, transferred, leased to others or otherwise disposed of any of the assets of the Business (or committed to do any of the foregoing) other than Cash, except in the Ordinary Course of Business and consistent with past practice;

(d) canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value of the Business, except (i) in the Ordinary Course of Business and consistent with past practice, or (ii) in satisfaction or payment of the Indebtedness of Sellers;

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(e) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or would have a Material Adverse Effect on the Business;

(f) made or committed to make any capital expenditures or capital additions or betterments with respect to the Business in excess of an aggregate of Two Hundred and Fifty Thousand Dollars ($250,000.00);

(g) encountered any labor union organizing activity or had any actual or, to the Knowledge of Sellers, threatened employee strikes, work stoppages, slow-downs or lock-outs, in each case with respect to the Business;

(h) instituted any Action or Proceeding before any Governmental or Regulatory Body relating to the Business, except for Actions or Proceedings instituted in the Ordinary Course of Business and consistent with prior practice;

(i) with respect to the Business: (i) increased or decreased by more than three percent, or made any commitment to increase or decrease, the rate of compensation of any employees of the Sellers or salaries of any officers of the Sellers payable or to become payable; (ii) made any commitment or incurred any liability to any labor union; (iii) materially increased or decreased, or made any commitment to materially increase or decrease, any benefits or rights under any Employee Benefit Plan; or (iv) adopted or made any commitment to adopt any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute an Employee Benefit Plan; or

(j) with respect to the Business, made or changed any material election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan.

3.13 U.S. Real Property.

(a) Sellers do not own any real property which is used in the conduct of the Business. Schedule 3.13(a) describes the Facilities leased by Sellers from third parties which are used in the conduct of the Business in the United States (the “Leased Facilities”). Sellers do not lease, license or occupy any real property with respect to the Business as conducted in the United States except the Leased Facilities. The current uses of the Leased Facilities comply in all material respects with applicable Laws. With respect to the Leased Facilities, the Sellers have provided to Purchasers copies of all amendments, assignments, consents, rent review memoranda and any other documents evidencing the current annual rent payable in respect of the Leased Facilities.

(b) With respect to the Leased Facilities: (i) there are no material management, maintenance, service, and operating contracts, agreements, collateral assurances, undertakings or arrangements affecting any Leased Facility or any portion hereof which shall survive Closing for which Purchasers or Sellers shall have any material obligation or which shall encumber any portion of any Leased Facility; (ii) to the Knowledge of Sellers, there are no material use and occupancy restrictions, rights of way, exceptions, variances, reservations, or limitations affecting any Leased Facility other than those imposed by any local zoning ordinances and building codes, and matters affecting title recorded in the records of the applicable jurisdictions; (iii) to the Knowledge of Sellers, there are no assessments made against any portion of the real property in respect to the Leased Facilities by any Governmental or Regulatory Body which are unpaid (except ad valorem Taxes for the current year and current utility charges), whether or not they have become Liens, and whether or not they are due in installments; (iv) to the Knowledge of Sellers, there are currently no zoning or planning applications or permissions, modification, variances, appeals, or litigation affecting the real property with respect to the Leased Facilities; and (v) only the Parent, the Sellers or affiliates of the Parent and the Sellers are in occupation.

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(c) With respect to each lease of the Leased Facilities, all principal and additional rent and all other sums due and payable under the lease have been paid in full as and when they have become due.

3.14 U.K. Real Property

(a) The particulars of the London Property are set out in the Definitions in Schedule 1.

(b) Hudson U.K.is the sole legal and beneficial owner of the leasehold interest in the London Lease and Hudson U.K. is the sole occupant of the London Property. The Sellers do not own, lease, license or occupy any real property with respect to the Business as conducted in the United Kingdom except the London Lease.  The Sellers have provided to Purchasers true and complete copies of the title deeds and documents necessary to provide good and marketable title to the London Lease and satisfactory evidence of the landlord's title, copies of all amendments, assignments, consents, rent review memoranda and any other documents evidencing the current annual rent payable in respect of the London Lease.

(c) No insurance policy relating to defective title or restrictive covenant indemnity is or has been in force in respect of the London Property.

(d) There are no outstanding demands or disputes affecting or in respect of the London Property (including any relating to the exercise of any easement or right benefiting or burdening the Property, to boundary walls or fences or to the means of access to the London Property) and none is pending or threatened. To Sellers Knowledge, there are no circumstances which are likely to give rise to any such demands or disputes.

(e) There are no covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licenses, grants or other encumbrances (whether of a private or public nature, and whether legal or equitable) affecting the London Lease which are of an onerous or unusual nature, or affect the value, or which conflict with the current use of, the London Property under the London Lease  and all other such covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licenses, grants or other encumbrances have been fully observed and performed and no notice of any alleged breach has been received by the Seller.

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(f) All requisite planning permissions and building regulations have been obtained and all such planning permissions, building regulations, orders, consents and bye-laws for the time being in force, have been fully complied with in relation to the London Lease.

(g) There are no material management, maintenance, service, and operating contracts or, agreements, collateral assurances, undertakings or arrangements affecting the London Lease or any portion thereof which shall survive Closing for which Purchasers or Sellers shall have any material obligation or which shall encumber any portion of the London Lease.

(h) The Sellers have paid the principal rent, additional rent and any other sums due and payable under the London Lease, and observed and performed in all material respects the lessee's covenants, restrictions, obligations and the conditions contained in the London Lease. The London Lease is valid and in full force and there is no outstanding breach in respect thereof.

3.15 Customers.

Schedule 3.15 lists the twenty (20) largest customers by dollar volume (listing dollar volume and accounts receivable balance for each) of products and services of Sellers with respect to the Business for (a) the year ended December 31, 2013 and (b) the eight months ended August 31, 2014 (such customers listed pursuant to clause (b) are referred to as the “2014 Customers”). Sellers have not received any written communication indicating that, and to the Knowledge of Sellers there have been no written or oral communications indicating that, any such customer is terminating or materially reducing or making any materially adverse change in any aspect of its business relationship with Sellers. Schedule 3.15 lists each trade allowance, trade in, billback, discount or similar program of or for Sellers for the benefit of any customer of Sellers listed in Schedule 3.15.

3.16 Brokers.

Except for Duff & Phelps Securities, LLC, the fees owing to which shall be paid by Parent and Sellers, all negotiations relative to this Agreement, the Ancillary Documents, the Delivered Items, and the transactions contemplated hereby and thereby have been carried out by Parent and Sellers directly with Purchasers without the intervention of any Person on behalf of Parent and Sellers in such manner as to give rise to any valid Claim by any Person against Purchasers for a finder’s fee, brokerage commission or similar payment.

3.17 No Other Representations.

Except for the representations and warranties contained in this Article 3, Purchasers acknowledge that neither Parent, Sellers nor any other person or entity, acting on behalf of Parent or Sellers, makes or has made any other express or implied representation or warranty to the Purchasers as to the accuracy or completeness of any information regarding the Business or any other matter.

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Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

DTI U.S. and DTI U.K., jointly and severally, represent and warrant to Parent and Sellers that the following statements are true, complete and correct as of the Closing Date, as follows:

4.1 Organization; Validity; No Conflict.

DTI U.S. is a limited liability company validly existing and in good standing under the Laws of the State of Georgia and has all requisite limited liability company power and lawful authority to enter into this Agreement, the Ancillary Documents, and the Delivered Items to which it is a party, and to perform its obligations thereunder. DTI U.K. is a private limited company validly existing and in good standing under the Laws of the United Kingdom and has all requisite corporate power, capacity and lawful authority to enter into this Agreement, the Ancillary Documents, and the Delivered Items to which it is a party, and to perform its obligations thereunder. This Agreement, the Ancillary Documents, and the Delivered Items required to be entered into pursuant hereto by Purchasers have been duly executed and delivered by Purchasers and constitute the valid and binding obligation of Purchasers enforceable against Purchasers in accordance with their terms. Neither the execution and delivery of this Agreement, the Ancillary Documents, and the Delivered Items by Purchasers to which they are a party, nor the performance by Purchasers of the transactions contemplated by this Agreement will: (a) violate or conflict with any of the provisions of the Charter Documents of Purchasers; (b) violate or conflict with any provisions of any Law or Order applicable to Purchasers; or (c) require any consent or approval by or filing or notice with any Governmental or Regulatory Body. There are no outstanding Orders by which Purchasers are bound, or any Action or Proceeding pending, or, to the Knowledge of Purchasers, threatened, which would prevent Purchasers from consummating the transactions contemplated by this Agreement.

4.2 Brokers.

All negotiations relative to this Agreement, the Ancillary Documents, the Delivered Items, and the transactions contemplated hereby and thereby have been carried out by Purchasers directly with Parent and Sellers without the intervention of any Person on behalf of Purchasers in such manner as to give rise to any valid Claim by any Person against Parent or Sellers for a finder’s fee, brokerage commission or similar payment.

4.3 VAT.

(a) DTI U.K. is duly registered for VAT in the U.K. (or will be as a result of such transfer of the Business immediately on the Closing become a taxable person);

(b) DTI U.K. will continue to use the U.K. Acquired Assets in carrying on the same kind of business as that carried on by DTI U.K. as at the Closing Date; and

(c) DTI U.K. is not acquiring the U.K. Acquired Assets as nominee for or on behalf of any other person.

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Article 5
CLOSING DELIVERIES

5.1 Deliveries to Purchasers.

At Closing, the following agreements, instruments, and items are being delivered to, or received by, Purchasers:

(a) Each of the Required Approvals.

(b) Each of the UCC termination statements and other Lien releases necessary to release the Liens on the U.S. Acquired Assets and the U.K. Acquired Assets, other than those Liens granted pursuant to the U.S. Assumed Liabilities and the U.K. Assumed Liabilities, respectively.

(c) Each of the Conveyancing Documents, duly executed and delivered by Sellers.

(d) The London Sublease, duly executed by the parties thereto.

(e) The New York Sublease, duly executed by the parties thereto.

(f) The Funds Flow and Settlement Statement, duly executed and delivered by Parent and Sellers.

(g) A certificate, duly executed by an officer (or equivalent representative) of Parent and each Seller, certifying the incumbency of its officers (or equivalent representatives), containing a copy of a certificate evidencing the organization and good standing of Parent and such Seller in its jurisdiction of organization, containing a copy of the resolutions adopted by the board of directors of Parent and such Seller, in each case with respect to the Contemplated Transactions.

(h) An affidavit, as provided in IRC Section 1445(b)(2), duly executed by Hudson U.S., stating under penalties of perjury that Hudson U.S. is not a foreign person within the meaning of IRC Section 1445(f)(3).

(i) The Transition Services Agreement, duly executed and delivered by Sellers.

5.2 Deliveries to Parent and Sellers.

At Closing, the following agreements, instruments, and items are being delivered to, or received by, Parent and Sellers:

(a) Each of the Conveyancing Documents, duly executed and delivered by Purchasers, to the extent a party thereto.

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(b) The London Sublease, duly executed by DTI U.K.

(c) The New York Sublease, duly executed by DTI U.S.

(d) The Funds Flow and Settlement Statement, duly executed and delivered by Purchasers.

(e) A certificate, duly executed by an officer (or equivalent representative) of each Purchaser, certifying the incumbency of its officers (or equivalent representatives), containing a copy of a certificate evidencing the organization and good standing of each Purchaser in its jurisdiction of organization, and containing a copy of the resolutions adopted by (i) the managing member of DTI U.S. with respect to the Contemplated Transactions and which duly adopt the Employee Incentive Plan, and (ii) a director of DTI U.K. with respect to the Contemplated Transactions.

(f) The Transition Services Agreement, duly executed and delivered by Purchasers.

Article 6
COVENANTS

6.1 Post-Closing Support.

(a) Following the Closing, in the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Party, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 7 below).

(b) From and after the Closing for a period of seven (7) years and during normal business hours and after providing the other Party with reasonable notice, Sellers will provide Purchasers reasonable access to those books and records included in the Excluded Assets, for any reasonable business purpose, and Purchasers will provide Parent or Sellers reasonable access to those books and records included in the U.S. Acquired Assets and U.K. Acquired Assets, for any reasonable business purpose.

(c) Notwithstanding the provisions of Sections 6.1(a) and 6.1(b), while the existence of an adversarial proceeding between the Parties will not abrogate or suspend the provisions of this Section 6.1, as to records or other information directly pertinent to such dispute, the parties may not utilize this Section 6.1 but rather, absent agreement, must utilize the available rules of discovery.

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6.2 Tax Matters.

(a) With respect to the Contemplated Transactions, the Parties will provide each other with such cooperation and information as either of them may reasonably require of the other in connection with the filing of any Tax Return, including Tax Returns relating to the application of the successor employer rules for payroll Tax purposes contained in IRC Sections 3121(a)(1) and 3306(b)(1) (if the election described in Section 6.3(e) is made), the determination of a liability for Taxes or a right to a refund for Taxes, or the preparation for litigation or investigation of any claim for Taxes or a right to a refund for Taxes. Cooperation shall include the provision of copies of all relevant Tax Returns, and other documents and records, or portions thereof relating to or reasonably necessary in connection with the preparation of records, or portions thereof relating to or reasonably necessary in connection with the preparation of such Tax Returns or other determination of Tax Liability. Each Party shall retain all Tax Returns, schedules, workpapers, and all other materials, records or documents pertinent to the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other documents relate. Any information obtained under this provision shall be kept confidential by the Parties, except as may be necessary in connection with the filing of such Tax Returns or contesting Taxes.

(b) In order to apportion Non-Income Taxes applicable to the U.S. Acquired Assets that relate to any taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the Parties agree that the liability for any Non-Income Taxes attributable to the portion of the taxable period ending on or before the Closing Date shall be allocated to Sellers and the portion of the taxable period beginning after the Closing Date shall be allocated to the Purchasers. For purposes of this section, Non-Income Taxes that relate to a Straddle Period that are calculated with respect to gross receipts shall be allocated as if the relevant taxable period had closed on the Closing Date. For all other Non-Income Taxes that relate to a Straddle Period, the portion of such Tax that are allocated to Sellers shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period. The Purchasers shall prepare all Tax Returns with respect to Non-Income Taxes payable with respect to a Straddle Period and provide Sellers with a reasonable opportunity to review and comment on such Tax Returns in advance of Purchasers filing such Tax Returns. To the extent that an accrual is included in the Closing Net Working Capital Statement for the portion of such Non-Income Taxes that are allocated to Sellers, Purchasers shall pay such Non-Income Taxes to the relevant Tax authority, which Non-Income Taxes shall be considered a U.S. Assumed Liability or a U.K. Assumed Liability, as the case may be. To the extent that an accrual is not included in the Closing Net Working Capital Statement for the portion of such Non-Income Taxes that are allocated to Sellers, Sellers shall pay to Purchasers within 15 days after the date on which such Non-Income Taxes are paid with respect to a Straddle Period an amount equal to its portion of such Non-Income Taxes.

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(c) VAT.

(i) All payments made under this Agreement will (except where otherwise specifically stated) be exclusive of VAT, and any VAT chargeable in respect of the matters giving rise to such payments will be added to the amount of such payments and paid in addition to them against production of a valid VAT invoice.

(ii) Hudson U.K. and DTI U.K. intend, and will use their reasonable endeavours to ensure, that the sale by Hudson U.K. of the U.K. Acquired Assets and the Business under this Agreement is treated as a transfer of the business (or part of the business, such that it is capable of separate operation) of Hudson U.K. as a going concern for the purposes of section 49 of VATA 1994 and article 5 of the Value Added Tax (Special Provisions) Order 1995 (together, the “TOGC Rules”) and will not be treated as a supply of goods or a supply of services for VAT purposes. Hudson U.K. and DTI U.K. agree that they do not intend to make a joint application to the relevant Taxing Authority for DTI U.K. or its Affiliate to be registered for VAT under the VAT registration number of Hudson U.K. or its Affiliate, as applicable.

(iii) Notwithstanding any contrary provision in this Agreement, the obligations of Hudson U.K. and its Affiliates with regard to books and records that relate to VAT will be limited to preserving and retaining the VAT Records for a period of not less than six years from Closing (or such longer period as may be required by law) and making them available to the Purchaser in accordance with section 49(5) VATA 1994.

(iv) If the U.K. Taxing Authority (after full disclosure of all material facts) assesses Hudson U.K. to VAT in relation to the sale by Hudson U.K. of the Business pursuant to this Agreement (and determine that the sale is not the transfer of a business as a going concern within the TOGC Rules), DTI U.K. shall within fourteen (14) days of Hudson U.K. notifying DTI U.K. of the assessment and producing to DTI U.K. a copy of the determination of the relevant Taxing Authority in this regard, pay to Hudson U.K., as applicable, the amount of such VAT (against provision by Hudson U.K. of a proper VAT invoice in respect of the VAT chargeable on the relevant portion of the purchase price). DTI U.K. shall indemnify Hudson U.K. against any surcharge, penalty and interest incurred by Hudson U.K. in relation to any VAT chargeable in accordance with this Section 6.2 to the extent that such surcharge, penalty or interest arises as a result of any breach by DTI U.K. of the representations in respect of VAT in Section 4.3.

(v) If DTI U.K. pays Hudson U.K. an amount in respect of VAT, and the U.K. Taxing Authority determines that all or part of it was not properly chargeable, Hudson U.K. shall as soon as reasonably practicable repay the amount or relevant part of it to DTI U.K.

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), if any, incurred in connection with the transfer of the U.S. Acquired Assets shall be borne by Sellers. Sellers shall file all Tax Returns with respect to the foregoing Taxes.

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6.3 U.S. Employees.

(a) At Closing, Hudson U.S. shall provide to DTI U.S. an accurate and complete list of the following information for each full-time, part-time or temporary Employee of Hudson U.S. with respect to the Business (to the extent such Employee has provided such information to Hudson U.S.), including each Employee on leave of absence or layoff status: name, address, social security number, sex, birthdate, race or ethnicity, title, hire date, benefit service date, whether salaried or hourly, FLSA status, reporting location (if different than physical location), manager’s name and identification number, whether a regular or temporary employee, whether full or part-time, actual rate of pay, employment status, state of residence, state of employment, local tax code (if any), marital status and number of dependents for tax reporting purposes, whether Employee is a manager, email address and telephone number.

(b) At Closing, DTI U.S. will offer employment, on an “at will” basis and on terms satisfactory to DTI U.S., to all of the Employees of Hudson U.S. set forth on the list provided by Hudson U.S. pursuant to Section 6.3(a), other than the Employees of Hudson U.S. set forth on Schedule 6.3. Employees of Hudson U.S. who accept DTI U.S.’ offer of employment are hereinafter collectively called “Transferred Employees”. On and after the Closing, DTI U.S. shall have no obligation to provide any particular employee benefit plan to the Transferred Employees, except that DTI U.S. shall make available the Employee Incentive Plan on the terms and conditions set forth therein to the Transferred Employees identified by DTI U.S. as participants. Hudson U.S. agrees that all severance benefits for Employees of Hudson U.S. other than Transferred Employees are the sole responsibility of Hudson U.S.

(c) Except for any agreements that are U.S. Acquired Assets or U.K. Acquired Assets or U.S. Assumed Liabilities or U.K. Assumed Liabilities, Hudson U.S. shall (or shall cause Parent to) retain all Liabilities arising under or with respect to any compensation plans and Employee Benefit Plans or arrangements sponsored, maintained or contributed to by Hudson U.S. for Employees of Hudson U.S., including, but not limited to, any retirement, pension, savings, deferred compensation, incentive, bonus, stock, welfare or fringe benefit plan or arrangement, and DTI U.S. shall not have any Liability or obligation under or with respect to any such plan or arrangement.

(d) Hudson U.S. (or Parent) shall remain solely responsible for all medical, dental, life insurance, disability, supplemental unemployment, and other welfare plan expenses and benefits incurred by any Employee, Transferred Employee or their covered dependents under any Employee Benefit Plan of Hudson U.S., including but not limited to any “employee welfare benefit plans”, as defined in Section 3(1) of ERISA, on or before the last day of the month in which the Closing occurs, regardless of whether such claims have been submitted prior to the last day of the month in which the Closing occurs, and DTI U.S. shall not have any Liability for any such claims incurred. For purposes of this paragraph, a medical, dental, or similar claim is deemed incurred when the services that are the subject of the claim are performed and any other claim is deemed incurred when the event occurs which entitles the Employee or Transferred Employee or his or her dependents to benefits.

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(e) Long and short-term disability benefits and other benefits for Employees and Transferred Employees who are disabled as of the Closing or thereafter shall be the sole responsibility of Hudson U.S. Hudson U.S. shall be solely responsible at and after the Closing for any worker’s compensation premiums or claims made by, or on behalf of, Employees in respect of injuries occurring solely before the Closing, including, but not limited to, medical claims with respect to services rendered before the Effective Time. For clarity, if a Transferred Employee files a workers compensation claim after the Closing with respect to an injury that occurs over a period of time (such as a repetitive motion injury) and which period of time occurs prior to and after the Closing, then DTI U.S. shall be solely responsible at and after the Closing for such premiums and claims, and Hudson U.S. shall have no responsibility or liability therefor.

(f) Hudson U.S. agrees to offer (or cause Parent to offer) health continuation coverage to the Employees of Hudson U.S. to the extent required under COBRA, to satisfy any related notice requirements, and to cover any premiums in relation thereto to the extent required by any retention, severance or similar agreement with any Employee.

(g) DTI U.S. represents to Hudson U.S. that for Federal Insurance Contribution Act (“FICA”) and Federal Unemployment Tax Act (“FUTA”) purposes, DTI U.S. qualifies as a successor employer with respect to the Transferred Employees. In connection with the foregoing, at DTI U.S.’ option, the Parties agree to follow the “Alternative Procedures For Predecessors And Successors” set forth in section 5 of Revenue Procedure 2004-53, 2004-34 IRB 320. DTI U.S. shall notify Hudson U.S. of its intention to follow the “Alternative Procedures For Predecessors And Successors” on or before the Closing. If the “Alternative Procedures For Predecessors And Successors” are followed, Hudson U.S. and DTI U.S. understand that DTI U.S. shall assume Hudson U.S.’ entire obligation to furnish a Form W-2, Wage and Tax Statement to the Transferred Employees for the year in which the Closing occurs.

(h) Hudson U.S. shall timely provide DTI U.S. with any and all information in Hudson U.S.’ possession that DTI U.S. reasonably needs to properly comply with federal and state employment Tax requirements, which in no event shall be more than fifteen (15) Business Days from the date of a written request for such information.

(i) Hudson U.S. acknowledges that for state unemployment tax purposes, Hudson U.S. will permit DTI U.S. to apply for a transfer of the rating account of Hudson U.S. with respect to the Business of Hudson U.S. included in the U.S. Acquired Assets. With respect to Hudson U.S., Hudson U.S. shall deliver to DTI U.S. within fifteen (15) Business Days from the date hereof copies of (i) Form 940, Employer’s Annual Federal Unemployment Tax Returns for 2012 and 2013, (ii) state unemployment tax rate notices for 2012 and 2013, and (iii) benefit change statements that itemize claims charged against the state account of Hudson U.S. in each state in which the business of Hudson U.S. is operated for the four most recent calendar quarters.

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6.4 U.K. Employees.

(a) At Closing, Hudson U.K. shall provide to DTI U.K. an accurate and complete list of the following information for each full-time, part-time or temporary Employee of Hudson U.K. with respect to the Business (to the extent such Employee has provided such information to Hudson U.K.), including each Employee on leave of absence or layoff status: name, title, address, telephone number, gender, marital status, date of birth, work start date, NI number, NI category, tax code, actual rate of pay, payment frequency, sort code, bank name, bank account number, and bank account name. The Parties agree that the sale and purchase pursuant to this Agreement will constitute a relevant transfer for the purposes of TUPE and, accordingly, that such sale and purchase will not operate so as to terminate the contracts of employment of any of the U.K. Employees. Such contracts shall be transferred to DTI U.K. pursuant to TUPE with effect from the Closing Date.

(b) Except as set forth on Schedule 3.8(g), Hudson U.K. undertakes to DTI U.K.:

(i) that it has complied with, and shall up to and including the Closing Date, comply with all of its obligations (whether or not legally binding or in respect of which it would be expected to comply by any regulatory or other body to which it is subject) due to or in connection with the U.K. Employees or anybody representing them (or any of the said obligations Hudson U.K. would have had under or in connection with such contracts but for TUPE);

(ii) that it has paid and shall pay all sums due to or in relation to the U.K. Employees up to and including the Closing Date (whether arising under applicable Law, equity or otherwise) including all salaries, wages, bonus or commission, expenses, national insurance and pension contributions, Liability to Tax and other sums payable in respect of any period up to the Closing Date;

(iii) that it has complied and shall comply in all respects with its obligations under regulation 11 of TUPE;

(iv) that it has complied and shall comply in all respects with regulation 13 of TUPE (and that it has provided and shall provide to DTI U.K. such information as DTI U.K. may request in writing in order to verify such compliance);

(v) that shall not alter (whether to take effect before, on or after the Closing Date) any of the terms of employment or engagement of any of the U.K. Employees (without the prior written consent of DTI U.K.);

(vi) that it has not terminated and shall not terminate or take any steps to terminate the employment of any of the U.K. Employees (without the prior written consent of DTI U.K.);

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(vii) that it has not and shall not transfer any of the U.K. Employees so that they no longer work within the Business, it has not and shall not induce any U.K. Employee to resign their employment in the Business, and it has not and shall not agree to transfer any U.K. Employee from the Business (without the prior written consent of DTI U.K.);

(viii) that it will not employ, engage or transfer any person who is not a U.K. Employee to work in the Business without the prior written consent of DTI U.K.; and

(ix) to indemnify and hold DTI U.K. harmless against any and all Liabilities suffered or incurred by DTI U.K. arising out of or in connection with any of the following:

(A) any failure by Hudson U.K. to comply with its obligations under this clause;

(B) the employment of the U.K. Employees or the termination of their employment by Hudson U.K. on or before the Closing Date;

(C) any failure by Hudson U.K. on or before the Closing Date to comply with its legal obligations in respect of any of the U.K. Employees;

(D) any act or omission before the Closing Date which, by virtue of TUPE, is deemed to be an act or omission of DTI U.K.; and

(E) Hudson U.K.’s failure to comply with its obligations under regulation 13 of TUPE, save to the extent caused by the failure of DTI U.K. to provide information under regulation 13(4) of TUPE.

(c) If any person other than a U.K. Employee claims that his or her contract of employment has transferred to DTI U.K. as a result of the provisions of TUPE:

(i) DTI U.K. may terminate such contract in accordance with applicable Law within seven calendar days of becoming aware that such person has claimed to transfer to it; and

(ii) Subject to the provisions of the following sentence, Hudson U.K. shall indemnify and hold DTI U.K. harmless against all Liability that DTI U.K. may suffer or incur arising out of or in connection with: (A) such termination (save for any Liability incurred as a result of DTI U.K. not complying with applicable Law in respect of such termination); or (B) such contract before the Closing Date, if DTI U.K. does not terminate such contract. This indemnity will not apply to any employment costs of the relevant person to the extent that DTI U.K. has benefitted from their employment or engagement following the Closing Date.

(d) Without prejudice to the other provisions of this clause, Hudson U.K. shall, at its own expense, give DTI U.K. such assistance as DTI U.K. may reasonably require to contest any demand or claim by any Person employed or engaged in the Business at or before the Closing Date or their representatives resulting from or in connection with this agreement, subject always to Hudson U.K.’s obligations under the U.K.’s Data Protection Act 1998.

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(e) Hudson U.K. shall, on request by DTI U.K. and at Hudson U.K.’s expense, provide to DTI U.K. such information or documents as DTI U.K. may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the U.K. Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period before the Closing Date.

(f) DTI U.K. shall indemnify and hold Hudson U.K. harmless against any and all Liabilities suffered or incurred by Hudson U.K. arising out of or in connection with any of the following:

(A) any failure by DTI U.K. to comply with its obligations under this clause;

(B) the employment of the U.K. Employees or the termination of their employment by DTI U.K. on or after the Closing Date;

(C) any failure by DTI U.K. on or after the Closing Date to comply with its legal obligations in respect of any of the U.K. Employees including but not limited to the costs of employment of the U.K. Employees after the Closing Date;

(D) any act or omission after the Closing Date in respect of the UK Employees; and

(E) DTI U.K.’s failure to comply with its obligations under TUPE

(F) the change in identity of the U.K. Employees' employer or any measures DTI U.K. may consider taking on or after the Closing Date, including without limitation any claims for constructive dismissal or pursuant to Regulations 4(9) and/or 4(11) of TUPE.

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6.5 Restrictive Covenants.

For and in consideration of the Purchase Price and the consummation of the Contemplated Transactions, and in order to induce Purchasers to enter into this Agreement, Parent and Sellers expressly covenant and agree that:

(a) During the Restricted Period and subject to Section 8.4, Parent and Sellers will treat and hold as confidential all of the Confidential Information included in the U.S. Acquired Assets and the U.K. Acquired Assets, and shall refrain from using or disclosing any such Confidential Information other than to prepare and file Tax returns and required reports with the U.S. Securities and Exchange Commission. In the event that Parent or Sellers are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information included in the U.S. Acquired Assets and the U.K. Acquired Assets, Parent or Sellers will notify Purchasers promptly of the request or requirement so that Purchasers may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5(a). If, in the absence of a protective order or the receipt of a waiver hereunder, Parent or Sellers are, on the advice of counsel, compelled to disclose any Confidential Information included in the U.S. Acquired Assets and the U.K. Acquired Assets to any tribunal or else stand liable for contempt, Parent or Sellers may disclose such matters to the tribunal; provided, however, that Parent or Sellers shall use its commercially reasonable efforts to obtain, at the reasonable request of Purchasers and at the sole expense of Purchasers, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information included in the U.S. Acquired Assets and the U.K. Acquired Assets, or the terms and conditions contained in this Agreement and in respect to the transactions contemplated herein, as the case may be, required to be disclosed as Purchasers shall designate.

(b) During the Restricted Period, Parent and Sellers will not either (i) carry on the Business within the Territory on its own behalf, or through its ownership of a direct or beneficial interest in, or control over, any other Person (other than ownership of less than one percent of the outstanding voting securities of an entity whose voting securities are traded on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System), or (ii) carry on the Business within the Territory on behalf of any other Person which carries on the Business within the Territory through providing managerial, supervisory, sales or marketing services to such Person.

(c) During the Restricted Period, Parent and Sellers will not, directly or indirectly, for itself or for any other Person (other than Purchasers or any of their Affiliates), solicit any of the customers of Purchasers, who were customers of Sellers with respect to the Business as of the Closing Date, or during the two (2) year period prior to the Closing Date, in furtherance of carrying on the Business.

(d) During the Restricted Period, Parent and Sellers will not, directly or indirectly, for itself or for any other Person (other than Purchasers or any of their Affiliates), solicit any Person who is an employee or independent contractor of Sellers and who is hired by either Purchaser as of the Closing Date (other than employees terminated by Purchasers), or encourage any such employee or independent contractor to terminate his, her or its contractual arrangement with Purchasers, in furtherance of carrying on the Business.

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(e) Parent and Sellers acknowledge that Purchasers have agreed to enter into this Agreement based, in part, on Parent’s and Sellers’ agreement to the restrictive covenants contained in this Section 6.5. Parent and Sellers hereby acknowledge that the Sellers now carry on the Business throughout the Territory. Parent and Sellers also acknowledge that the covenants contained in this Section 6.5 are reasonable in scope and duration. If any covenant in this Section 6.5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Parties. Parent and Sellers agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Section 6.5 and that Purchasers may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Section 6.5. Parent and Sellers hereby waive any requirement that Purchasers post a bond or other security as a condition to receiving injunctive relief hereunder.

6.6 Limited License.

(a) To the extent that the trademarks, service marks, brand names or trade, corporate or business names of Sellers appear on the U.S. Acquired Assets or the U.K. Acquired Assets at Closing, Sellers hereby grant to Purchasers a nonexclusive, fully paid, license to use (without sublicense) such assets in connection with the conduct and operation of the Business for a period of up to six (6) months after the Closing Date (i) in displays, signage and postings for the period after the Closing Date necessary to permit the removal of such trademarks, service marks, brand names, or trade, corporate or business names as promptly as is reasonably feasible, and only to the extent such displays, signage or postings exist on the Closing Date; and (ii) to the extent any such trademarks, service marks, brand names, or trade, corporate or business names appear on stationery, supplies or advertising and marketing materials on hand or on order as of the Closing Date, until such is exhausted

(b) For a period of up to six (6) months after the Closing Date, Sellers hereby grant to Purchasers a nonexclusive, fully paid, license to use the trademarks, service marks, brand names or trade, corporate or business names of Sellers for the purpose of notifying the customers, clients and vendors of the Business that the U.S. Acquired Assets and the U.K. Acquired Assets have been acquired by Purchasers, and the Purchasers are operating the Business.

(c) Purchasers shall not represent or hold themselves out as representing Parent or Sellers. Purchasers shall indemnify and hold harmless Parent and Sellers from any Damages incurred by Parent or Sellers as a result of Purchasers’ use of such trademarks, service marks, brand names, or trade, corporate or business names. Purchasers acknowledge that except for the limited right granted by this Section 6.6, Purchasers have no rights in or to the use of the trademarks, service marks, brand names, or trade, corporate or business names incorporating “Hudson” and any corporate symbols or logos related thereto.

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6.7 Real Estate Lease Matters.

DTI U.S. shall not take any action (or fail to take any action) that would increase or adversely modify Hudson U.S.’ or Parent’s obligations under the Washington D.C. Lease, the Los Angeles Lease, the Dallas Lease or the St. Louis Lease (each as defined in Exhibit B and collectively, the “Leases”), including, without limitation, (a) renewing or extending the current term of any Lease, whether by exercise of a current option or otherwise, (b) failing to exercise an early termination option or similar right that would shorten the term of the lease or prevent an automatic renewal or extension of the Lease term, (c) increasing the size of the premises under any Lease, or (d) increasing the rent or other monetary obligations under any Lease, in each case without first causing the prospective release of Hudson U.S.’ or Parent’s obligations under the Leases.

6.8 Contract Matters.

DTI U.S. shall use commercially reasonable efforts to provide prompt written notice to Hudson U.S. of any request by the customer of the Business identified in item (l) of Schedule 3.9(a) to perform any additional reviews of documents pursuant to the Statement of Work described in item (l) of Schedule 3.9(a). DTI U.S. shall promptly provide to Hudson U.S. copies of any invoices related to any such requested additional reviews of documents.

Article 7
SURVIVAL; INDEMNIFICATION

7.1 Survival of Representations and Warranties.

Parent and Sellers will not have any Liability (for indemnification or otherwise) with respect to the Operational Representations and such Operational Representations shall terminate unless on or before the twelve (12)-month anniversary of the Closing Date, Purchasers notify Parent and Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchasers. A claim with respect to any Fundamental Representation, or a claim for indemnification or reimbursement based on any other provision of this Agreement, or any covenant or obligation to be performed and complied by Parent or Sellers, may be made at any time (subject to any applicable limitation periods under applicable Laws). Any representation or warranty that would otherwise terminate in accordance with this Section 7.1 will continue to survive as to a Claim for indemnification if a claim notice shall have been given under this Article 7 on or prior to such termination date until the related Claim for indemnification has been satisfied or otherwise resolved as provided in this Article 7. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

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7.2 Indemnification of Purchasers.

(a) Subject to the provisions of this Article 7, Parent and Sellers, jointly and severally, agree to indemnify, defend and hold harmless Purchasers, their Affiliates, and their respective officers, directors, managers, employees, members, and stockholders, and their respective successors and assigns (the “DTI Indemnified Parties”), from and against any and all losses, Liabilities or expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees) but excluding in each case consequential, special, punitive or exemplary damages, including loss of profits, other than such damages awarded to a third party, whether or not involving a third-party Claim (collectively, “Damages”) which, directly or indirectly, arise out of, result from or relate to: (i) any breach of any representation or warranty made by Parent or Sellers in this Agreement, the Ancillary Documents, or any Delivered Item; (ii) any breach by Parent or Sellers of any covenant or obligation of Parent or Sellers contained in this Agreement, the Ancillary Documents, or any Delivered Item; (iii) any of the Excluded Assets; (iv) any of the Excluded Liabilities; (v) Liabilities of Sellers for Taxes or Liability, if any, for Taxes of others, for any taxable period, or portion thereof, ending on or before the Closing Date or as a result of the Contemplated Transactions except as set forth in Section 6.2(b); and (vi) all losses sustained by Purchasers in a taxable period ending after the Closing Date that arise out of the settlement or other resolution (without the prior written consent of Purchasers) of a proposed Tax adjustment arising from a taxable period ending on or before the Closing Date.

(b) Solely with respect to any breach of the Operational Representations, Parent and Sellers shall not be obligated to indemnify DTI Indemnified Parties unless and until the aggregate amount of all Damages suffered or incurred by DTI Indemnified Parties for breaches of Operational Representations exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Basket”). After the aggregate amount of all such Damages exceeds the Basket, Parent and Sellers shall be obligated to indemnify DTI Indemnified Parties for breaches of Operational Representations to the full extent of such Damages, including the Basket.

(c) Solely with respect to any breach of the Operational Representations, Parent and Sellers shall not have any obligation to indemnify DTI Indemnified Parties with respect to any Damages, which are, in the aggregate, in excess of One Million Dollars ($1,000,000.00). With regard to any and all other breaches of this Agreement, and any and all other Liabilities and obligations of Parent and Sellers arising under this Agreement, which do not constitute breaches of the Operational Representations, Parent and Sellers shall not have any obligation to indemnify DTI Indemnified Parties with respect to any Damages, which, including those for breaches of Operational Representations, are, in the aggregate, in excess of the Purchase Price.

(d) Notwithstanding anything contained in this Agreement to the contrary, for purposes of determining the amount of Damages that are the subject matter of a claim for indemnification or reimbursement hereunder but not for purposes of determining whether (i) a Party breached a representation or warranty in this Agreement and (ii) the other Party may bring a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term “material”, “in all material respects”, “Material Adverse Effect”, or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive.

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(e) Solely with respect to any breach of representations, Parent and Sellers shall not have any obligation to indemnify DTI Parties to the extent any Damages were included as a liability or reserve in the calculation of the Net Working Capital pursuant to Section 2.4.

7.3 Indemnification of Parent and Sellers.

(a) Subject to the provisions of this Article 7, Purchasers, jointly and severally, agree to indemnify, defend and hold harmless Parent and Sellers and their successors and assigns (the “Seller Indemnified Parties”) from and against any and all Damages which, directly or indirectly, arise out of, result from or relate to (i) any breach of any representation or warranty made by Purchasers in this Agreement, the Ancillary Documents, or any Delivered Item; (ii) any breach by Purchasers of any covenant or obligation of Purchasers contained in this Agreement, the Ancillary Documents, or any Delivered Item; (iii) any of the U.S. Acquired Assets; (iv) any of the U.K. Acquired Assets; (v) any of the U.S. Assumed Liabilities; and (vi) any of the U.K. Assumed Liabilities.

(b) Purchasers shall not have any obligation to indemnify Seller Indemnified Parties with respect to any Damages which are, in the aggregate, in excess of the Purchase Price.

7.4 Procedure for Indemnification—Third Party Claims.

(a) Promptly after receipt of notice of the commencement of any proceeding against an indemnified party under this Article 7, such indemnified party will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but, subject to the provisions of Section 7.1, the failure to notify the indemnifying party will not relieve the indemnifying party of any Liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any proceeding referred to in Section 7.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 7 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification, if and to the extent the indemnifying party is unsuccessful, in full or in part, in its defense of such proceeding; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within twenty (20) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

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(c) Notwithstanding the foregoing, if the claim is asserted by a customer of Purchasers or involves Taxes or an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

7.5 Indemnification Procedure—Other Claims.

A Claim for indemnification for any matter may be asserted by notice to the Party from whom indemnification is sought by giving written notice to the Party describing in reasonable detail the basis for the Claim.

7.6 Right of Set-Off.

Each Party acknowledges that, in the event of a breach of the provisions by another Party contained in this Agreement, or in the event that either Parent or Sellers, on the one hand, or Purchasers, on the other hand, are entitled to payment pursuant to Section 2.4(d) or indemnification pursuant to this Article 7, a Party shall have the right to set-off any money damages suffered by such Party from any amounts otherwise payable by such Party to the other Party, provided, however, that either (a) the other Party shall have agreed in writing as to the amount of such payment pursuant to Section 2.4(d) or for indemnification pursuant to this Article 7 or (b) the Accounting Firm shall have determined the amount of such payment pursuant to Section 2.4(d) or a court of competent jurisdiction shall have determined the amount of such payment for indemnification pursuant to this Article 7.

7.7 Effect of Payment.

Each Party shall treat any payment made pursuant to this Article 7 as an adjustment to Purchase Price for all Tax purposes to the extent permitted by applicable Law.

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7.8 Insurance Effect.

The obligation of any indemnifying party to indemnify the indemnified party against Damages arising under this Article 7 shall be reduced by the amount of any indemnification actually recovered by the indemnified party from a third party or any insurance proceeds actually received from third party insurers by the indemnified party with respect to such Damages (in each case net of any costs incurred to recover such amounts).

7.9 Exclusive Remedy.

Except for rights expressly provided in Section 6.5 and absent fraud, the indemnification provisions of this Article 7 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to Purchasers’ investigation of the Business, this Agreement, the negotiation and execution of this Agreement or any agreement entered into pursuant hereto (except to the extent expressly set forth therein) or the performance by the Parties of its or their terms, and no other remedy shall be had pursuant to any contract, misrepresentation or other tort theory or otherwise by Purchasers, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law. Without limitation, the procedures set forth in this Article 7 constitute the sole and exclusive remedy of Purchasers arising out of any breach or claimed breach of the representations and warranties of Parent or Sellers that are contained in this Agreement or any agreement entered into pursuant hereto.

Article 8
MISCELLANEOUS

8.1 Expenses.

Each Party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

8.2 Further Assurances.

At any time and from time to time after the Closing Date at the request of the other Party, and without further consideration, Parent and Sellers, on the one hand, and Purchasers, on the other hand, will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as the other Party may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to Purchasers the U.S. Acquired Assets, the U.K. Acquired Assets, the U.S. Assumed Liabilities and the U.K. Assumed Liabilities, and to assist Purchasers in exercising all rights with respect thereto.

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8.3 Notices.

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission, or sent by prepaid air courier or (b) five (5) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a Party may have advised the other in the manner provided in this Section 8.3):

(i)	if to Parent or Sellers:

Hudson Global, Inc.
560 Lexington Avenue
New York, New York 10022
	Attn:	Mr. Manuel Marquez Dorsch
Mr. Latham Williams
	Facsimile:	(917) 256-8546

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
	Attn:	Mr. Benjamin F. Garmer, III
Mr. John K. Wilson
	Facsimile:	(414) 297-4900

(ii)	if to Purchasers:

Document Technologies, LLC
Two Ravinia Drive, Suite 850
Atlanta, Georgia 30346
	Attn:	Mr. John Davenport, Jr.
Mr. Chris Henderson
	Facsimile:	(770) 390-2705

and

OMERS Private Equity U.S.A. Inc.
320 Park Avenue, 17th Floor
New York, New York 10022
	Attn:	Mr. Michael Graham
	Fax:	(212) 986-7510

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with a copy (which shall not constitute notice) to:

Bryan Cave LLP
One Atlantic Center, Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3488
Attn:	Mr. Louis C. Spelios
Facsimile:	(404) 420-0796

8.4 Publicity.

Except to the extent required by Law or any rule or regulation of any United States securities exchange on which the securities of the releasing Party are listed, no publicity release or announcement concerning this Agreement or the transactions contemplated by this Agreement shall be made without advance approval thereof as to form and content by each of the Parties.

8.5 Interpretation.

(a) This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the Parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

(b) This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

(c) This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties hereto.

(d) No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

(e) Any reference to an legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of the U.K. jurisdiction, be deemed to include a reference to that which most nearly approximates to the legal term in that jurisdiction.

(f) Any reference to U.S. dollar ($) amounts set out in this Agreement shall, where applicable, be construed as the equivalent Pound Sterling (£) amount in the U.K. according to the Bank of England exchange rate as at the Closing Date.

(g) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent it is reasonably clear on the face of such disclosure that such disclosed information is applicable thereto. Parent and/or Sellers may include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on a Schedule relating to a possible breach or violation of any Commitment, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

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8.6 Binding Effect; No Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable by any Party without the prior written consent of each other Party except by operation of law and any other purported assignment shall be null and void; provided that Purchasers may (a) assign their rights and interests hereunder to one or more of their Affiliates or (b) pledge and assign their rights and interests hereunder to one or more lenders providing financing to Purchasers, provided, in each case, that no such assignment shall limit or affect the assignor’s obligations hereunder, and provided, further, that (i) DTI U.S.’ rights, interests, and obligations hereunder may be assigned to any purchaser of substantially all of the U.S. Acquired Assets or as a matter of law to the surviving entity of any merger of DTI U.S., and (ii) DTI U.K.’s rights, interests, and obligations hereunder may be assigned to any purchaser of substantially all of the U.K. Acquired Assets or as a matter of law to the surviving entity of any merger of DTI U.K.

8.7 Choice of Law.

(a) This Agreement, the Ancillary Documents and the Delivered Items, and the rights of the Parties hereunder and thereunder and all Actions or Proceedings arising in whole or in part under or in connection herewith or therewith, shall be governed by and construed and enforced in accordance with the Laws of the State of New York without regard to conflicts of Laws principles thereof that would cause the application of the Laws of any other jurisdiction, and all questions concerning the validity and construction hereof and thereof shall be determined in accordance with the Laws of the State of New York.

(b) Subject to the dispute resolution provisions of Section 2.4, each of the Parties (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in the Southern District of New York (or if such Action or Proceeding may not be brought in federal court, the state courts of the State of New York located in the Borough of Manhattan) for the purpose of any Action or Proceeding among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Document, any Delivered Item or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action or Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action or Proceeding brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action or Proceeding in any other court other than one of the above-named courts or that this Agreement, any Ancillary Document, any Delivered Item or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action or Proceeding other than before one of the above-named courts (except as a counterclaim in a case not initiated by it). Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction. Notwithstanding the previous sentence a Party may commence any Action or Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

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(c) Each of the Parties hereby (i) consents to service of process in any Action or Proceeding among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Document, any Delivered Item or the Contemplated Transactions in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.3, will constitute good and valid service of process in any such Action or Proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action or Proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY DELIVERED ITEM OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 8.7(d) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.7(d) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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8.8 No Third Party Beneficiaries.

Nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, on any Persons other than the Parties and their successors and permitted assigns, which includes, without limitation, any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement in respect of any third party who is not a party to this Agreement.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the date first above written.

DTI U.S.:

Document Technologies, LLC

By:	/s/ John W. Davenport, Jr.
John W. Davenport, Jr.
President and Chief Executive Officer

DTI U.K.:

DTI of London Limited

Acting By:	/s/ John W. Davenport, Jr.
John W. Davenport, Jr.
Director

Parent:

Hudson Global, Inc.

By:	/s/ Manuel Marquez Dorsch
Manuel Marquez Dorsch
Chairman and Chief Executive Officer

Hudson U.S.:

Hudson Global Resources Management, Inc.

By:	/s/ Latham Williams
Latham Williams
President

Hudson U.K.:

Hudson Global Resources Limited

Acting By:	/s/ Latham Williams
Latham Williams
Director

SCHEDULE 1
DEFINITIONS

As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

1. “Accounts Receivable” means the trade accounts receivable of a Person, and other notes and other receivables from third parties, including but not limited to, employees and officers of such Person, all as determined or made in accordance with GAAP.

2. “Action or Proceeding” means any action, suit, proceeding or arbitration by any Person or any investigation or audit by any Governmental or Regulatory Body.

3. “Affiliate” with respect to any Person, means any other Person controlling, controlled by or under common control with such Person. As used in this definition, the term “control” means direct or indirect ownership or voting control of 50% or more of the equity or voting securities of the Person in question or having the power, by Commitment or otherwise, to elect a majority of the board of directors (or similar governing body) of the Person in question.

4. “Ancillary Documents” means, collectively, the London Sublease, the New York Sublease, the Conveyancing Documents, the Funds Flow and Settlement Statement and the Transition Services Agreement.

5. “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York, NY.

6. “Cash” means cash, as determined in accordance with GAAP.

7. “Charter Documents” means, with respect to any corporation or entity: those instruments that, among other things, (a) define its existence, as filed or recorded with the applicable Governmental or Regulatory Body, including, without limitation, such corporation’s or entity’s articles or certificate of incorporation, organization or association, and (b) otherwise govern its internal affairs including, without limitation, such corporation’s or entity’s bylaws or operating agreement or articles and memorandum of association.

8. “Claim” means any pending contest, claim, demand, assessment, action, cause of action, litigation, notice or demand involving any Person.

9. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

10. “Code” means the Internal Revenue Code of 1986, as amended.

11. “Commitments” means all executory contracts, real property leases, personal property leases, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, commitments, customer contracts, purchase orders, purchasing arrangements and other legally binding arrangements, whether written, oral, express or implied.

12. “Confidential Information” means (a) confidential data and confidential information relating to the Business and included in the U.S. Acquired Assets or the U.K. Acquired Assets which has value to Purchasers and is not generally known to their competitors; and (b) information relating to the Business and included in the U.S. Acquired Assets and the U.K. Acquired Assets, without regard to form, including, but not limited to, intellectual property rights, technical or nontechnical data, algorithms, formulas, patents, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (v) has been voluntarily disclosed to the public by Purchasers, (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain through lawful means, (y) was lawfully and rightfully disclosed to Sellers by another Person, or (z) that is required to be disclosed by Law or order without the availability of applicable protective orders or treatment.

13. “Contemplated Transactions” means all of the transactions contemplated by this Agreement.

14. “Conveyancing Documents” means a bill of sale and assignment and assumption agreement and such other instruments and documents as may be reasonably requested by Purchasers in order to complete the transfer of (i) the U.S. Acquired Assets and the U.S. Assumed Liabilities from Hudson U.S. and, in the case of the Washington D.C. Lease, Parent, to DTI U.S., and (ii) the U.K. Acquired Assets and the U.K. Assumed Liabilities from Hudson U.K. to DTI U.K.

15. “Delivered Item” means any schedule, exhibit or closing certificate delivered to a Party under or pursuant to this Agreement or the Ancillary Documents.

16. “Employee Benefit Plans” means (other than the U.K. Plans) any (i) nonqualified deferred compensation or retirement plan or arrangement, including any “employee pension benefit plan” (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement, including any “employee pension benefit plan”, (iii) qualified defined benefit retirement plan or arrangement, including any “employee pension benefit plan” (including any “multiemployer plan” (as defined in ERISA Section 3(37)), (iv) any other pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, or phantom stock plan or arrangement, (v) employee welfare benefit plan, including any “employee welfare benefit plan” (as defined in ERISA Section 3(1)) or fringe benefit plan or program, including without limitation vacation, severance, disability, medical, hospitalization, dental, vision, life and other insurance, tuition, adoption, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits plan or program, and (vi) each employment, consulting, engagement, severance, salary continuation or other contract, incentive plan, insurance plan arrangement, bonus plan, golden parachute agreement, retainer agreement and any equity plan or arrangement, for any current or former employee (including, without limitation, any retiree), officer, director or consultant, without regard to whether such plan, arrangement, program or contract exists under United States or any similar non-United States Law.

17. “Employee Incentive Plan” means that certain Document Technologies, LLC Former Hudson Employee Incentive Plan, substantially in the form attached hereto as Exhibit G.

18. “Employees” means those employees employed by Sellers as of the Closing Date.

19. “Equity Rights” means (a) all plans or agreements permitting the issuance of the equity securities of Sellers, (b) options to acquire the equity securities of Sellers, (c) securities, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Sellers are a party or by which it is bound obligating Sellers to issue, sell, redeem or otherwise acquire equity securities of Sellers, and (d) other rights to acquire equity securities of Sellers that are valued in whole or in part by reference to the equity securities of Sellers or that may be settled in the equity securities of Sellers.

20. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

21. “ERISA Affiliate” any trade or business, whether or not incorporated, which together with a Seller would be treated as a single employer under Section 414 of the Code or would be deemed a single employer within the meaning of ERISA Section 4001(b).

22. “Excluded Assets” means (i) all bank accounts, cash transfer accounts and securities accounts and Cash and marketable securities of Sellers; (ii) Charter Documents, stock books, minutes books and other corporate records relating to the corporate organization and capitalization of Sellers; (iii) any assets of, or rights or interests in and with respect to, any Employee Benefit Plans of Sellers; (iv) Equity Rights; (v) all books and records relating to accounting or financial matters or to Taxes or associated returns of Sellers; (vi) except for Tax Refunds related or attributable to any of the U.S. Assumed Liabilities or the U.K. Assumed Liabilities, all Tax refunds, rebates, abatement or other recovery for Taxes and claims for Tax refunds of Sellers, and all Seller Tax attributes and assets and all rights relating thereto; (vii) all Commitments with respect to Indebtedness of Sellers; (viii) any rights in or to the use of the name, mark, trade name, trademark or service mark incorporating “Hudson” and any corporate symbols or logos related thereto; (ix) any insurance policies, or rights under such policies, held by Seller; (x) all medical record of Employees that are not permitted by Law to be transferred to Purchasers; (xi) all rights of Sellers under this Agreement, the Ancillary Documents and the Delivered Items; (xii) those assets of Hudson U.S. set forth on Exhibit D-1 hereto; (xiii) those assets of Hudson U.K. set forth on Exhibit D-2 hereto; and (xiv) all claims for collection, indemnity rights and other claims and causes of action arising out of occurrences before or after the Closing and other rights in each case relating primarily to the other assets described in this definition of “Excluded Assets” or to the Excluded Liabilities, and all privileges relating thereto.

23. “Excluded Liabilities” means (i) all Indebtedness of Sellers; (ii) all environmental Liabilities or contamination which arise or result, directly or indirectly, from contamination existing at any facility owned, operated, leased or used by Sellers; (iii) all Liabilities of Sellers relating in any way to all Employee Benefit Plans, including, without limitation, post-retirement benefits and post-employment benefits, if any, for employees of Sellers, but excluding any agreements that are U.S. Acquired Assets, U.K. Acquired Assets, U.S. Assumed Liabilities or U.K. Assumed Liabilities; (iv) any Claims or Liability relating to employees of Sellers occurring prior to the Closing, other than (X) any payroll obligations of Sellers to its Employees which arise prior to the Closing and for which an accrual is included in the Closing Net Working Capital Statement, which payroll obligations shall be considered a U.S. Assumed Liability or U.K. Assumed Liability, as the case may be, and (Y) holiday pay obligations of Hudson U.K. to its Employees which arose prior to Closing and for which an accrual is included in the Closing Net Working Capital Statement, which holiday pay obligations shall be considered a U.K. Assumed Liability; (v) all Liabilities for Taxes (whether assessed or unassessed) of Sellers except as set forth in Section 6.2(c); (vi) all Liabilities and Claims of Sellers related to the matters identified on Schedule 3.5 [Litigation; Compliance with Laws] (if any); (vii) all Liabilities and Claims of Sellers related to the matters identified on Schedule 3.7 [Employee Benefits] (if any); (viii) any Liabilities for brokerage or finder’s fees or commissions or similar payments based upon any Commitment alleged to have been made by any such Person with Sellers (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement; (ix) any Liabilities of Sellers in respect to the violation or infringement of the intellectual property rights of any Person; (x) any Liability of Sellers in respect to any of the Excluded Assets; (xi) any Liability of Sellers which does not relate to the Business; (xii) any Liability of Sellers for continuation coverage required under COBRA; (xiii) any Liability of Sellers for accounts payable to Affiliates of Sellers; (xiv) any Liability of Sellers for costs of contract attorneys to perform reviews of documents pursuant to the Statement of Work described in item (l) of Schedule 3.9(a); and (xv) without limitation of any of the foregoing, any other Liability of Sellers not expressly assumed by DTI U.S. pursuant to Section 1.1 as a U.S. Assumed Liability or by DTI U.K. pursuant to Section 1.2 as a U.K. Assumed Liability.

24. “Facility” or “Facilities” means any property, plant, structure, improvement, equipment, land or other real property, whether owned, leased or otherwise.

25. “Fundamental Representations” means the representations and warranties of Parent and Sellers contained in Section 3.1 [Organization; No Subsidiaries; Validity; No Conflict], 3.2 [Ownership of Acquired Assets], Section 3.4 [Tax Matters], Section 3.7 [Employee Benefits], and Section 3.16 [Brokers].

26. “Funds Flow and Settlement Statement” means the Funds Flow and Settlement Statement dated as of the Closing Date and entered into by and among the Parties, with regard to any adjustments to, and the payment of, the Purchase Price, in form and substance reasonably satisfactory to the Parties.

27. “GAAP” means United States generally accepted accounting principles, consistently applied, as in effect on the date hereof.

28. “Governmental or Regulatory Body” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, municipal, foreign or county, or any agency, authority, official or instrumentality of any such government or political subdivision.

29. “Indebtedness” means and includes, whether or not secured by the assets or equity of a Person, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (vi) obligations under any interest rate, currency or other hedging agreement, (vii) all obligations under leases which are required under GAAP to be recorded as capital leases in respect of which any such Person is liable as lessee, (viii) obligations under any letters of credit, (ix) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (viii) above, or (x) any accrued and unpaid interest or prepayment, unwind, brokerage, or redemption penalties or fees owing by such Person with respect to any indebtedness, obligation, claim or liability of a type described in clauses (i) through (ix) above.

30. “Intellectual Property Rights” means, with respect to Sellers with respect to the Business: (i) the name of the Business, all fictional business names, trade names, styles, registered and unregistered trademarks, service marks, and trademark applications (collectively, “Marks”), (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”), (iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”), (iv) all know-how, trade secrets, confidential information, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed (collectively, “Trade Secrets”), (v) all license agreements covering computer programs (source code or object code) licensed from a third party, whether as integrated or bundled with any of the computer programs of Sellers or as a separate stand-alone product (including any off-the-shelf computer program licensed under a shrink-wrap license) (collectively, “Licensed Software”), (vi) all other proprietary rights, and (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

31. “IRC” means the Internal Revenue Code of 1986, as amended, or any successor Law.

32. “Knowledge” -- a Person will be deemed to have “Knowledge” of a particular fact or other matter if (i) such Person is actually aware of such fact or other matter, or (ii) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. As used herein, “Knowledge of the Sellers” or “Sellers’ Knowledge” shall mean the Knowledge of the individuals set forth on Exhibit I.

33. “Law” means any law, statute, constitution, treaty, directive, principal of common law, code, Order, rule, regulation, ordinance and other pronouncement having the effect of law of the United States, the United Kingdom or the European Union or any state, county, city or other political subdivision thereof or of any Governmental or Regulatory Body.

34. “Liability” means any direct or indirect obligation, indebtedness, liability, Claim, loss, damage (including punitive or exemplary damages and fines or penalties or interest thereon), deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

35. “Licenses” means all licenses, permits, franchises, registrations, approvals, consents and authorizations (including applications therefor).

36. “Lien” means any lien, pledge, hypothecation, mortgage, security interest, Claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

37. “London Lease” means that certain underlease by and between TMP Worldwide Limited and TMP Worldwide Executive Resourcing Limited and Hudson Highland Group Inc., dated 31 March 2003, with respect to the premises located at First Floor of Chancery House, 53/64 Chancery Lane, London, WC2A 1QS.

38. “London Sublease” means that certain Sublease Agreement by and between DTI U.K. and Hudson U.K., dated as of the Closing Date, substantially in the form attached hereto as Exhibit E and any consent required from the landlord of the London Lease for such sublease in the form of a license to sublet/occupy (as applicable).

39. "London Property" means the premises demised by the London Lease.

40. “Material Adverse Effect” means any change or changes or effect or effects that individually or in the aggregate are or would reasonably be expected to have a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Business taken as a whole or (ii) the ability of Parent and Sellers to perform their obligations under this Agreement.

41. “Material Contracts” means any of the following types of Contracts to which either Seller is party with respect to the Business:

(a) employment, severance or other similar Contracts with employees;

(b) Contracts (or groups of related Contracts) for the purchase or sale of inventory, materials, commodities, supplies, goods, products, software, equipment or other personal property (other than purchase and sales orders entered into in the ordinary course of business), or for the furnishing or receipt of services, or the lease of equipment, in each case, which require annual payments to or from Sellers in excess of Fifty Thousand Dollars ($50,000.00) or aggregate payments to or from Sellers in excess of One Hundred Thousand Dollars ($100,000.00);

(c) Contracts between Sellers, on the one hand, and any Affiliate of Sellers, on the other hand;

(d) Contracts under which Sellers have any Liability for any Indebtedness including Indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Sellers;

(e) Contracts under which Sellers acquired or disposed of any equity securities in any other Person or any assets constituting a line of business (whether by purchase and sale of securities or assets, merger, consolidation or other form of business acquisition or combination);

(f) any Contract that purports to restrict the ability of Sellers (or Affiliate thereof or successor thereto) to compete in any business line or any geographic area;

(g) any Contract concerning or consisting of a partnership, limited liability company, joint venture or similar agreement;

(h) any Contract under which Sellers have permitted any Acquired Asset to become subject to any Lien;

(i) any Contract to make any capital expenditure or capital additions or improvements in excess of One Hundred Thousand Dollars ($100,000.00);

(j) any Contract containing a purchase commitment of Sellers that cannot be terminated by Sellers without penalty upon not more than thirty (30) days’ notice;

(k) any Contract between Sellers and a 2014 Customer; and

(l) any other Contract that was entered into by Sellers outside of the Ordinary Course of Business.

42. “Net Working Capital” means, with respect to Sellers, the excess of current assets included in the U.S. Acquired Assets and the U.K. Acquired Assets, collectively over current liabilities included in the U.S. Assumed Liabilities and the U.K. Assumed Liabilities, collectively, in each case determined in accordance with Section 2.4(b). All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.

43. “New York Sublease” means that certain Sublease Agreement by and between DTI U.S. and Hudson U.S., dated as of the Closing Date, substantially in the form attached hereto as Exhibit F.

44. “Non-Income Taxes” means any Taxes other than Taxes measured by or imposed upon net income or gross income (but not gross receipts).

45. “Operational Representations” means those representations and warranties of Parent and Sellers contained in Article 3 of this Agreement which are not Fundamental Representations.

46. “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

47. “Ordinary Course of Business” means any transaction in relation to the business of a Person which constitutes an ordinary day-to-day business activity of such business conducted consistent with the past practices of such business.

48. “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

49. “Required Approvals” means each matter, and from each Person, specifically identified in Exhibit B.

50. “Restricted Period” shall mean (i) with respect to Parent and Hudson U.S., a period of sixty (60) consecutive months from and after the Closing Date, and (ii) with respect to Hudson U.K., a period of thirty-six (36) consecutive months from and after the Closing Date.

51. “Tax” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, national insurance contributions, unemployment insurance and employee income tax withholding), franchise, unclaimed property, gross receipts, sales, use, transfer, stamp (including for the avoidance of doubt stamp duty and stamp duty land tax, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, pension benefit guarantee corporation premiums and any other governmental charges of the same or similar nature; including any liability for taxes of any person under treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise, and shall include any interest, penalty, or addition to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof. Any one of the foregoing shall be referred to sometimes as Taxes.

52. “Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to or required to be filed in connection with any Taxes, including wage statements, and including any schedule or attachment thereto or any amendments thereof.

53. “Taxing Authority” means any authority or body competent to impose, assess, collect or administer any Tax.

54. “Territory” means (a) the United States, (b) the city of Tokyo, Japan, (c) Singapore, (d) Hong Kong, (e) Switzerland, and (f) except with respect to clause (iv) of the definition of the Business, the United Kingdom.

55. “Transition Services Agreement” means that certain Transition Services Agreement by and among Purchasers and Sellers and dated as of the Closing Date, substantially in the form attached hereto as Exhibit H.

56. “TUPE” means the U.K.’s Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended.

57. “U.K. Acquired Assets” means all business, properties and assets owned, leased, licensed, occupied or held by Hudson U.K. used or held for use primarily in the Business, whether tangible or intangible, including without limitation the telephone numbers dedicated to the Business and the goodwill of the Business, which are not expressly defined and described as Excluded Assets herein.

58. “U.K. Assumed Liabilities” means (i) those obligations of Hudson U.K. under the Commitments included in the U.K. Acquired Assets that arise and are to be performed on or after the Closing Date, and (ii) those Liabilities of Hudson U.K. set forth on Exhibit C-2 hereto.

59. “U.K. Employees” means the persons employed by Hudson U.K. and who are wholly or mainly assigned to work in the Business at the Closing Date and listed on Schedule 3.8(a)(iii).

60. “U.S. Acquired Assets” means all business, properties and assets owned, leased, licensed, occupied or held by Hudson U.S. or, in the case of the Washington D.C. Lease (as defined in Exhibit B), Parent, used or held for use primarily in the Business, whether tangible or intangible, including without limitation the telephone numbers dedicated to the Business or used at the Dallas, Los Angeles, St. Louis and Washington D.C. offices of the Business, and the goodwill of the Business, which are not expressly defined and described as Excluded Assets herein.

61. “U.S. Assumed Liabilities” means (i) those obligations of Hudson U.S. or, in the case of the Washington D.C. Lease (as defined in Exhibit B), Parent, under the Commitments included in the U.S. Acquired Assets that arise and are to be performed on or after the Closing Date, and (ii) those Liabilities of Hudson U.S. set forth on Exhibit C-1 hereto.

62. “VAT” means a value added tax.

63. "VAT Records" means the VAT records belonging to Hudson U.K. or its Affiliates relating to the U.K. Acquired Assets.

64. “Working Capital Target” means Nine Million Nine Hundred Fifty Three Thousand Dollars ($9,953,000.00).